Exhibit 4.6

EXECUTION VERSION

GATEWAY CASINOS & ENTERTAINMENT LIMITED

as Issuer

And

the Guarantors party hereto

8.250% Second Priority Senior Secured Notes due 2024

INDENTURE

Dated as of February 22, 2017

Computershare Trust Company of Canada

as Canadian Trustee

Computershare Trust Company, N.A.

as US Trustee

and

Computershare Trust Company of Canada

as Collateral Agent

i

(cont’d)

(cont’d)

(cont’d)

(cont’d)

Schedule 1.01	–	Excluded Assets
Schedule 4.17	–	Post-Closing Obligations

Appendix A	–	Provisions Relating to Initial Notes and Additional Notes

EXHIBIT INDEX

Exhibit A	–	Form of Initial Note
Exhibit B	–	[Reserved]
Exhibit C	–	Form of Supplemental Indenture Related to Subsidiary Guarantors
Exhibit D	–	Form of Information Request

v

INDENTURE dated as of February 22, 2017 among GATEWAY CASINOS & ENTERTAINMENT LIMITED, a Canadian corporation (the “Issuer”); Boardwalk Gaming Squamish Inc., 427967 B.C. Ltd., Newton Square Properties Ltd., South Surrey Projects Inc., 0998282 B.C. Ltd., 1101222 B.C. Ltd., Playtime Gaming Group Inc. and Gateway Casinos & Entertainment Ontario Limited, as Guarantors; Computershare Trust Company, N.A. (“US Trustee”) and Computershare Trust Company of Canada (“Canadian Trustee”) as trustees (collectively, the US Trustee and the Canadian Trustee, in such capacity, the “Trustees”); and Computershare Trust Company of Canada, as collateral agent (in such capacity, the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) $255 million aggregate principal amount of the Issuer’s 8.250% Second Priority Senior Secured Notes due 2024 issued on the date hereof (the “Initial Notes”), and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INTERPRETIVE PROVISIONS

SECTION 1.01 Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means Notes issued under the terms of this Indenture subsequent to the Issue Date.

“Additional Second Priority Debt” means any Indebtedness secured with any Lien on all or any portion of the Collateral that is pari passu with the Liens securing the Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Amalco” means 7588674 Canada Inc., a Canadian corporation formed from the amalgamation of 7588674 Canada Inc., Gateway Casinos & Entertainment Inc. and New World Gaming Partners Holdings British Columbia Ltd.

“Applicable Calculation Date” means the applicable date of calculation of EBITDA for purposes of any Incurrence of Indebtedness, the making of any Restricted Payment, the receipt of Designated Non-cash Consideration, the making of any Investment or the creation of any Lien.

“Applicable Measurement Period” means the most recently completed four full fiscal quarters of the Issuer for which internal financial statements are available immediately preceding any Applicable Calculation Date.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note on March 1, 2020 (such redemption price being set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto) plus (ii) all required interest payments due on the Note through March 1, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d) any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $5.0 million in any fiscal year;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g) foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Indenture;

(o) dispositions in connection with Permitted Liens;

(p) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind; and

(s) the abandonment, termination or other disposition of personal property or any real property other than Mortgaged Property if the Board of Directors of the Issuer or Restricted Subsidiary, as applicable, shall determine that it is no longer commercially desirable to maintain or useful in the conduct of its business and no material adverse effect would reasonably be expected to result therefrom.

For the avoidance of doubt, the Lien on the Collateral securing the Notes shall not be released in connection with any sale or other disposition of Collateral described in clause (e), (i), (k) or (o).

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest, fees, expenses (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest, fees or expenses is allowed in such proceedings), charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Law” means Title 11, U.S. Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada) or any similar U.S. or Canadian federal, provincial or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms, “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in either New York, New York or Toronto, Ontario.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS.

“Cash Equivalents” means:

(1) Canadian dollars, U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government, the Canadian government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million and whose long-term debt is rated “A” or the equivalent thereof by DBRS, Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by DBRS, Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America, province of Canada or any political subdivision thereof having one of the two highest rating categories obtainable from either DBRS, Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P, “A-2” or higher from Moody’s or “A” or higher from DBRS (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person (including any “person” (as such term is used in Section 13(d)(3) of the Exchange Act)) other than one or more Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as such term is defined under Rule 13d-3 and Rule 13d-5 under the Exchange Act)) or group, other than one or more Permitted Holders, becomes the beneficial owner (as such term is defined under Rule 13d-3 and Rule 13d-5 under the Exchange Act)), directly or indirectly, of more than 50% of the Voting Stock of Issuer, measured by voting power rather than number of shares; or

(4) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction).

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means Computershare Trust Company of Canada in its capacity as “Collateral Agent” under this Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated Amortization Expense” means, with respect to the Issuer and its Restricted Subsidiaries for any period, amortization expense arising pursuant to IFRS.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the depreciation of property, plant and equipment, the amortization of intangible assets, deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; plus, without duplication, the Government Reimbursement Amounts for such period provided, however, that:

(1) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(2) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(7) any non-cash tax expense arising pursuant to IFRS shall be excluded;

(8) any impairment charges or asset write-offs, in each case pursuant to IFRS, and Consolidated Amortization Expense shall be excluded;

(9) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights shall be excluded;

(10) any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(11) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any realized or unrealized net loss or gain resulting from hedging transactions for currency exchange or interest rate risk, shall be excluded; and

(12) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section pursuant to clauses (4) and (5) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with IFRS; provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefore,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Rights” has the meaning assigned to such term in the definition of “Excluded Assets.”

“Corporate Trust Office” means, (i) with respect the US Trustee, the office of the US Trustee, at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 8742 Lucent Boulevard, Suite 225, Highlands Ranch, Colorado 80129 (Facsimile No. (303) 262-0608), or such other address as the US Trustee may designate from time to time by notice to the holders and the Issuer, or the corporate trust office of any successor US Trustee (or such other address as such successor US Trustee may designate from time to time by notice to the holders and the Issuer) and (ii) with respect to the Canadian Trustee, the office of the Canadian Trustee, at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1 Canada (Facsimile No. (416) 981-9777), or such other address as Canadian Trustee may designate from time to time by notice to the holders and the Issuer, or the corporate trust office of any successor Canadian Trustee (or such other address as such successor Canadian Trustee may designate from time to time by notice to the holders and the Issuer).”Credit Agreement” means (i) the credit agreement dated as of the Issue Date among the Issuer, the guarantors named therein, the financial institutions named therein, Bank of Montreal, as the administrative agent and BNY Trust Company of Canada, as collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and all Collateral and ancillary documents relating thereto, in each case, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from the first day of the first fiscal quarter commencing after the date of this Indenture to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer); plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock); plus

(4) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock); plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(I) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments,

(II) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(III) a distribution, return of capital or dividend from an Unrestricted Subsidiary; plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such

Unrestricted Subsidiary (which, if the Fair Market Value of such Investment shall exceed $25.0 million, shall be determined by the Board of Directors of the Issuer, a copy of the resolution of which with respect thereto shall be delivered to the Trustees, and if it shall exceed $100.0 million, shall be determined by an Independent Financial Advisor) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).

“DBRS” means, collectively, DBRS Limited, DBRS, Inc. and DBRS Ratings Limited or any successor to the ratings agency business thereof.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-Cash Equivalent consideration received by the Issuer or such Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of Senior Lender Claims” means, the (a) payment in full in cash of the principal of and interest, fees, expenses (including interest, fees and expenses accruing during the pendency of any insolvency proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Indebtedness outstanding under the Credit Agreement Documents (other than contingent indemnities and costs and reimbursement obligations to the extent no claim has been asserted), (b) payment in full of all other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than contingent indemnities and costs and reimbursement obligations to the extent no claim has been asserted), (c) cancellation of or the entry into arrangements satisfactory to (i) the administrative agent and other applicable parties under the Credit Agreement to cash collateralize or backstop all letters of credit issued and outstanding under the Credit Agreement in compliance with the Credit Agreement and (ii) the administrative agent and each applicable holder of First Priority Lien Obligations to cash collateralize or backstop all outstanding bankers’ acceptances and bankers’ acceptance equivalent advances under the Credit Agreement in compliance with the Credit Agreement and (d) termination of all hedge agreements that evidence any First Priority Lien Obligations and the termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit or bankers’ acceptances, bankers’ acceptance equivalent advances or other extensions of credit under the Credit Agreement; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“DTC” means The Depository Trust Company.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; plus

(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-cash Charges; plus

(5) any expenses or charges (other than Consolidated Depreciation or Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Refinancing Transactions, the offering of the Notes or the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6) any expenses or fees (other than Consolidated Depreciation and Amortization Expense) incurred in connection with restructurings or other non-recurring transactions; plus

(7) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by Section 4.07; plus

(8) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9) any costs or expense Incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Guarantor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; less, without duplication; plus

(10) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

For purposes of calculating EBITDA for any Applicable Measurement Period, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has made on or prior to the Applicable Calculation Date shall be included on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the Applicable Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result within 12 months from the applicable event.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any “Consumer Goods” as defined in the Personal Property Security Act (British Columbia), the Personal Property Security Act (Alberta) or the Personal Property Security Act (Ontario), (ii) proceeds payable to third parties under directors and officers liability policy and public liability policies in respect of issued claims, (iii) proceeds under any insurance policies which are payable to any holder of a Permitted Lien which has priority under any applicable laws, (iv) any agreements, contracts, franchises, rights, leases, leasehold property, licenses or permits (or rights thereunder), contract rights or intellectual property rights to the extent that the grant of a mortgage, charge, pledge, sublease, assignment or security interest would constitute a violation or breach of a restriction or prohibition on such grant (including, in each case, a statutory or regulatory prohibition or restriction) (collectively, the “Contract Rights”), or would otherwise permit the acceleration or termination of such Contract Right, unless or until any required consents, waiver or other actions have been obtained, (v) equity interests in any Person that is less than 100% wholly-owned by the Issuer, Amalco or any Guarantor, unless the grant of a mortgage, charge, pledge, sublease, assignment and security interest would not constitute a violation or breach of a restriction or prohibition on such grant contained in any document governing such Equity Interest, (vi) any license or permit granted to the Issuer, Amalco or any Guarantor by any nation or government, any state, province, territory, city, municipal entity or other political subdivision thereof; or any Governmental Authority to carry on or operate a business (a “Public License”), if and to the extent that: (A) the granting of a security interest in or over, or an assignment of, the Public License constitutes a breach and/or default in respect of such Public License; (B) the granting of a security interest in or over, or an assignment of, the Public License requires the consent of such Governmental Authority and the consent of such Governmental Authority has not been obtained; or (C) the granting of a security interest over, or an assignment of, the Public License results in a transfer of the Public License to the Collateral Agent and the Collateral Agent is not eligible under the policies and procedures of the applicable Governmental Authority to be a transferee of the Public License; but the Issuer, Amalco or Guarantor, as the case may be, shall hold to the extent that and only for so long as doing so will not constitute a breach and/or default with respect to the relevant Public License its interest in any such Public License in trust for the Collateral Agent until such time as the requisite consents or waivers of the relevant Governmental Authority are obtained, (vii) any equipment or other assets owned by the Issuer, Amalco or any Guarantor that is subject to a purchase money lien or Capital Lease Obligation, in each case permitted under this Agreement, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any Person other than the Issuer, Amalco, or the Guarantor as a condition to the creation of any other security interest on such equipment or asset and, in each case, the prohibition or requirement is permitted under this Agreement and (viii) the property set forth on Schedule 1.01.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness constituting First Priority Lien Obligations of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with IFRS) plus all other Obligations with respect to Indebtedness of such Person and its Restricted Subsidiaries that is secured by a Lien that is senior in priority to the Lien securing the Obligations with respect to the Notes and the Note Guarantees less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the First Lien Leverage Ratio is being calculated but prior to the event for which the calculation of the First Lien Leverage Ratio is made (the “First Lien Leverage Calculation Date”), then the First Lien Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustees to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the First Lien Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the First Lien Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result within 12 months from the applicable event.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations , discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result within 12 months from the applicable event.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period; and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Gaming Approval” means any governmental approval, license, registration, qualification or finding of suitability relating to any gaming or horse racing business, operation, enterprise or facility.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over, any gaming or horse racing operation, business, enterprise or facility or any provincial Crown corporation with legislative authority to conduct and manage any gaming or horse racing operation, business, enterprise or facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming or horse racing operation (or proposed gaming or horse racing operation) owned, managed or operated by the Issuer or any of its Restricted Subsidiaries.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino or “racino,” and other property or assets related, ancillary or complementary thereto, or used in connection therewith, including any hotels, resorts, horserace tracks, off track wagering sites, bingo facilities, card clubs, theatres, parking facilities, recreational vehicle parks, retail shops, restaurants, pubs, golf courses, marinas, vessels, barges and ships and other similarly licensed facilities, related or ancillary businesses or recreation and entertainment facilities.

“Gaming Law” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing gaming or horse racing operations (including card club casinos and pari-mutuel operations) and rules, regulations, codes and ordinances of any Gaming Authority, (b) Gaming Approvals and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Government Reimbursement Amounts” means, for any period for any Person, the aggregate amount received by such Person or any of its Restricted Subsidiaries during such period from the British Columbia Lottery Corporation, the Alberta Gaming and Liquor Commission or any other Gaming Authority in connection with any program, policy or contractual commitment to repay or reimburse such Person or Restricted Subsidiary for capital or operating expenditures incurred by such Person or Restricted Subsidiary or any other Person in connection with any casino (or related hotel, convention center, restaurants or other facility or resort), gaming or parimutual wagering establishment or other gaming facility.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements or indemnities in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means any Person that provides a guarantee of the Notes pursuant to the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means generally accepted accounting standards as set forth in the statements issued by the International Accounting Standards Board (“IASB”) and includes International Financial Reporting Standards and interpretations approved by the IASB, in each case, which are in effect on the Issue Date.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) any amounts relating to employee consulting arrangements entered into in the ordinary course of business, accrued expenses, deferred rent, deferred taxes, obligations under employment agreements, deferred compensation arrangements in each case entered into in the ordinary course of business and any Gaming Authority’s share of gaming win arising at any gaming facility owned, managed or operated by the Issuer or any of its Subsidiaries.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the intercreditor agreement among the Issuer, Amalco, BNY Trust Company of Canada, as collateral agent under the Credit Agreement Documents, Computershare Trust Company of Canada and Computershare Trust Company, N.A., as trustees, Computershare Trust Company of Canada as collateral agent under this Indenture, and the other parties from time to time party thereto, dated as of the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture.

“Interest Payment Date” has the meaning set forth in Exhibit A hereto.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and “BBB (low)” (or equivalent) by DBRS, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s, BBB- (or equivalent) by S&P and “BBB (low)” (or equivalent) by DBRS, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States or Canada customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by IFRS to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Notes (not including any Additional Notes) are originally issued.

“Issuer Order” means a written order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the US Trustee.

“Langley Property” means the properties located at 19664 64th Avenue, Langley, B.C. and 6350 197th Street, Langley, B.C., and legally described as (i) Parcel Identifier 017-029-449 Parcel One Section 10 Township 8 NWD Plan NWP87979, Except Part in Plan BCP45002; and (ii) Parcel Identifier 023-238-151 Lot 1 Section 10 Township 8 NWD Plan LMP25699.

“Lenders Direct Agreements” means, collectively, the North Bundle Lenders Direct Agreement, the Southwest Bundle Lenders Direct Agreement, and any other agreement on substantially the same terms, to the extent the Issuer or any of its Subsidiaries and the Collateral Agent are required to enter into such agreement by a Gaming Authority in connection with the granting of security over any Gaming Facility.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Permitted Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (2) the Incurrence of any Indebtedness (and any Liens related thereto) incurred to finance or in connection with such Permitted Investment or acquisition.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the Real Properties owned or leased by the Issuer, Amalco (for and on behalf of the Issuer) or any Guarantor encumbered by a Mortgage to secure the First Priority Lien Obligations.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, debentures, charges, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with IFRS and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangement related thereto), and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with IFRS against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“North Bundle Closing Date” means the date on which the closing of the acquisition of those certain gaming properties referred to by the OLG as “Gaming Bundle 3 (North)” occurs pursuant to that certain Transition and Asset Purchase Agreement, dated as of December 12, 2016, by and among the Issuer, the OLG and the Ontario Gaming Assets Corporation.

“North Bundle Lenders Direct Agreement” means the Lenders Direct Agreement to be entered into by the Issuer, the Collateral Agent and the OLG to be dated on or about the North Bundle Closing Date, substantially in the form of the lenders direct agreement delivered in connection therewith in accordance with the Credit Agreement.

“Note Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

“Obligations” means any principal, interest, fees, expenses (including interest, fees and expenses accruing during the pendency of any insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency proceeding), penalties, indemnification, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of the Trustees and other third parties other than the Noteholders.

“Offering Memorandum” means the confidential offering memorandum, dated February 15, 2017, as supplemented or amended from time to time, relating to the issuance of the Initial Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“OLG” means the Ontario Lottery and Gaming Corporation.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustees, which may be subject to customary exceptions, assumptions and qualifications. The counsel may be an employee of or counsel to the Issuer.

“Other Second Lien Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the Notes as permitted by this Indenture and is designated by the Issuer as an Other Second Lien Obligation.

“Permitted Holders” means, at any time, each of (i) the Sponsor, (ii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clause (i) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(6) advances to directors, officers and employees, taken together with all other advances made pursuant to this clause (6), not to exceed $5.0 million at any one time outstanding;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 4.03(b)(x);

(9) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $30.0 million and (y) 25% of EBITDA of the Issuer for the Applicable Measurement Period (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (provided that any such amounts have not been and will not be included in calculations of the Cumulative Credit); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(11) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(12) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(14) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(15) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(16) any receivables, accounts, notes receivable, chattel paper, payment intangibles and prepaid accounts owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(17) the Issuer or any Restricted Subsidiary may cancel, forgive, set-off, or accept prepayments with respect to debt, other obligations and/or equity securities in connection with the collection or compromise of accounts receivable in the ordinary course of business;

(18) repurchases of the Notes in accordance with the terms of this Indenture;

(19) Investments in any Person the primary business of which is a Similar Business; provided that the aggregate amount of such Investments pursuant to this clause (19), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, does not exceed the greater of $90.0 million and 75% of EBITDA of the Issuer for the Applicable Measurement Period, plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (provided that any such amounts have not been and will not be included in calculations of the Cumulative Credit); and

(20) so long as no Event of Default shall have occurred and be continuing, Investments by the Issuer or any Restricted Subsidiary so long as, after giving effect to such Investment on a pro forma basis, the Total Net Leverage Ratio is not greater than 4.00 to 1:00.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. or Canadian government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, builders’ and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding in good faith with an appeal or other proceedings for review and for which adequate reserves are being maintained to the extent required under IFRS and, in the case of Collateral, such proceedings have the effect of preventing the foreclosure or sale of the property or assets subject to such Lien;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required under IFRS and, in the case of Collateral, such proceedings have the effect of preventing the foreclosure or sale of the property or assets subject to such Lien;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) (a) minor survey exceptions, minor encumbrances, subdivision agreements, servicing agreements, development agreements, site plan agreements, facilities sharing agreements, other similar agreements with governmental entities pertaining to the use or development of any of the assets of the Issuer or a Restricted Subsidiary (provided the same are complied with in all material respects), title defects, irregularities, encroachments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions (including applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with in all material respects) as to the use of real properties or (b) Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness, and with respect to each of (a) and (b) which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (a) Liens on assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to Section 4.03, (b) Liens securing First Priority Lien Obligations in an aggregate principal amount not to exceed the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(i); and (c) Liens securing Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(iv) or (b)(xii) (provided that in the case of Section 4.03(b)(iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof);

(7) Liens existing on the Issue Date (other than Liens in favor of the collateral agent securing the Notes and the Guarantees and secured parties under the Credit Agreement);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer, as the case may be, permitted to be Incurred in accordance with Section 4.03;

(11) Liens securing Hedging Obligations not Incurred in violation of this Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code, Personal Property Security Act or other similar legislation financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(b) and for purposes of the definition of “Secured Bank Indebtedness”;

(21) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(24) other Liens securing obligations incurred in the ordinary course of business or affecting property which obligations or aggregate Fair Market Value of property, as the case may be, do not exceed $10.0 million at any one time outstanding;

(25) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(26) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(27) Liens in favor of any Gaming Authority required to be granted by the Issuer or any Restricted Subsidiary to secure its obligations to such Gaming Authority;

(28) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not render title to the affected property unmarketable and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operations of the business of the Issuer or a Restricted Subsidiary;

(29) pledges or deposits given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Issuer or a Restricted Subsidiary in the ordinary course of business;

(30) the rights of any tenant, occupant or licensee under any lease, occupancy agreement or license so long as, in the case of Mortgaged Properties, such leases, occupancy agreements or licenses are subordinated in all respects to the Liens securing the Notes and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operations of the business of the Issuer or a Restricted Subsidiary;

(31) Liens from operating leases of vehicles or equipment which are entered into in the ordinary course of business;

(32) Liens arising under the Security Documents (including Liens on obligations in respect of any Additional Notes to the extent such Additional Notes are permitted under Section 4.03);

(33) Liens arising in connection with Capitalized Lease Obligations or purchase money Liens upon or in real or personal property acquired or held by the Issuer or any Restricted Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness Incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of the acquisition thereof (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price or Indebtedness incurred for the purpose of financing the acquisition, construction or improvement thereof), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause shall not exceed the greater of $30.0 million and 25% of EBITDA of the Issuer for the Applicable Measurement Period; and

(34) Liens attaching solely to cash earnest deposits in connection with a Permitted Investment.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Playtime Acquisition” means the acquisition by the Issuer of all of the shares of the Playtime Group pursuant to the Playtime Acquisition Agreement.

“Playtime Acquisition Agreement” means the share purchase agreement dated December 17, 2015 between the Issuer, Tom Nellis, Thomas Nellis Family Trust, Joe Nellis Trust, Jeff Nellis Trust, Leah Skinner Trust, Ruth Yelle and 683781 B.C. Ltd.

“Playtime Group” means, collectively, Playtime Community Gaming Centres Inc., Playtime Peardonville Ventures Ltd., PT Abbotsford Enterprises Ltd., PT Courtenay Enterprises Ltd., R&E Projects Ltd., K&T Properties #2 Ltd., K&T Properties Ltd., Abby Properties Ltd., Abby Joint Venture (as defined in the Playtime Acquisition Agreement) and Dominion Catering Ltd.

“Playtime Holdback” means the amount of Cdn$6,000,000 held back from the purchase price under the Playtime Acquisition Agreement in respect of the Langley Property.

“PPSA” means the Personal Property Security Act (or similar legislation) in an applicable province or territory.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Public License” has the meaning given to such term in the definition of “Excluded Assets.”

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of DBRS, Moody’s and S&P and (2) if DBRS, Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a nationally recognized statistical rating agency selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for DBRS, Moody’s or S&P, as the case may be.

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Record Date” has the meaning specified in Exhibit A hereto.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(3) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustees by filing with the Trustees a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Reinvestment Prepayment Date” means, with respect to any Asset Sale, the earlier of (a) the date (which shall be a Business Day) occurring eighteen (18) months after Asset Sale (or, if the Issuer or any Restricted Subsidiary shall have entered into a legally binding commitment within one year after such Asset Sale to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Issuer’s or such Restricted Subsidiary’s business with the applicable Net Proceeds, the date occurring twenty-four (24) months after such Asset Sale) and (b) the date on which the Issuer shall have determined not to, or shall have otherwise ceased to, restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Issuer’s or such Restricted Subsidiary’s business with all or any portion of the relevant Net Proceeds.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Responsible Officer” means, when used with respect to the Trustees, any officer within the corporate trust department of the Trustees, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer of the Trustees directly responsible for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that are contractually restricted from being distributed to the Issuer, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under this Indenture and that are secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting “cage cash.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second Priority Liens” means the Liens securing the Obligations of the Issuer in respect of the Notes and this Indenture and all present and future Liens securing Other Second-Lien Obligations as set forth in the Security Documents.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(b) of the definition of “Permitted Liens”.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the documents set forth on Schedule 4.17, the debentures, the security agreements, pledge agreements, collateral assignments, Mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the Liens on the Collateral in favor of the Collateral Agent for its benefit and for the benefit of the Trustees and the Noteholders as contemplated by this Indenture, including those set forth on Schedule 4.17.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Southwest Bundle Closing Date” means the date on which the closing of the acquisition of those certain gaming properties referred to by the OLG as “Gaming Bundle 4 (Southwest)” occurs pursuant to that certain Transition and Asset Purchase Agreement, dated as of December 12, 2016, by and among the Issuer, the OLG and the Ontario Gaming Assets Corporation.

“Southwest Bundle Lenders Direct Agreement” means the Lenders Direct Agreement to be entered into by the Issuer, the Collateral Agent and the OLG to be dated on or about the Southwest Bundle Closing Date, substantially in the form of the lenders direct agreement delivered in connection therewith in accordance with the Credit Agreement.

“Special Dividend” means a return of capital, dividend or other similar distribution of up to $100 million to shareholders of the Issuer.

“Sponsor” means the Catalyst Capital Group Inc. (or a controlled Affiliate thereof).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Restricted Subsidiary, any Indebtedness of such Restricted Subsidiary which is by its terms subordinated in right of payment to obligations in respect of the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Suspension Period” means the period of time between a Covenant Suspension Event and the related Reversion Date.

“Tax Jurisdiction” means any jurisdiction or any political subdivision thereof or therein (a) in which the Issuer or any Guarantor is at any time incorporated or organized, engaged in business for tax purposes or resident for tax purposes or (b) from or through which payment is made by or on behalf of the Issuer or any Guarantor (including the jurisdiction of any paying agent).

“Total Leverage Calculation Date” has the meaning assigned to such term in the definition of “Total Leverage Ratio.”

“Total Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with IFRS) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.

In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Total Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Leverage Ratio is made (the “Total Leverage Calculation Date”), then the Total Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustees to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Total Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result within 12 months from the applicable event.

“Total Secured Leverage Calculation Date” has the meaning assigned to such term in the definition of “Total Secured Leverage Ratio.”

“Total Secured Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with IFRS) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.

In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Total Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Secured Leverage Ratio is made (the “Total Secured Leverage Calculation Date”), then the Total Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period: provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustees to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Total Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Total Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result within 12 months from the applicable event.

“Treasury Rate” means, at the time of computation, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two business days prior to the redemption date) of the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to March 1, 2020; provided, however, that if the period from the redemption date to March 1, 2020 is not equal to the constant maturity of a United States Treasury Security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to March 1, 2020 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Trustees” means Computershare Trust Company, N.A., as US Trustee, and/or where context so requires, Computershare Trust Company Canada, as Canadian Trustee in each case in its capacity as trustee and its Successors and permitted assigns in such capacity.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated did not have assets with a value in excess of 2.5% of the consolidated total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with IFRS; or

(b) if such Subsidiary has consolidated assets with a value in excess of 2.5% of the consolidated total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with IFRS, then such designation would be permitted under Section 4.04.

Notwithstanding the foregoing, in no event shall any Subsidiary of the Issuer that is a guarantor under the Credit Agreement Documents be designated an Unrestricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a), or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Issuer shall be evidenced to the Trustees by promptly filing with the Trustees a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means U.S. dollar denominated direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	2.14(b)
“Additional Second Priority Debt”	4.11(c)
“Affiliate Transaction”	4.07(a)
“Agent Members”	Appendix A
“Asset Sale Offer”	4.06(b)
“Beneficial Holder”	Appendix A
“Change of Control Offer”	4.08
“covenant defeasance option”	8.01(b)
“Covenant Suspension Event”	4.15
“Custodian”	6.01
“Definitive Note”	Appendix A
“Depositary”	Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Global Notes”	Appendix A
“Global Notes Legend”	Appendix A
“Guaranteed Obligations”	12.01(a)
“Indemnified Parties”	7.10(a)
“Initial Notes”	Preamble
“Initial Purchasers”	Appendix A
“Issuer”	Preamble
“LCT Election”	1.04
“LCT Test Date”	1.04
“legal defeasance option”	8.01(b)
“Notes”	Preamble
“Notes Custodian”	Appendix A
“Notice of Default”	6.01
“Offer Period”	4.06(d)
“Paying Agent”	2.04(a)
“Pari Passu Lien Intercreditor Agreement”	4.11(c)
“QIB”	Appendix A
“Refinancing Indebtedness”	4.03(b)(xvi)
“Refunding Capital Stock”	4.04(b)(ii)
“Registrar”	2.04(a)
“Regulation S”	Appendix A
“Regulation S Global Notes”	Appendix A
“Regulation S Notes”	Appendix A
“Restricted Notes Legend”	Appendix A
“Restricted Payments”	4.04(a)
“Restricted Period”	Appendix A
“Retired Capital Stock”	4.04(b)

Term	Defined in Section
“Reversion Date”	4.15
“Rule 144A”	Appendix A
“Rule 144A Global Notes”	Appendix A
“Rule 144A Notes”	Appendix A
“Successor Issuer”	5.01(a)(i)
“Successor Guarantor”	5.01(b)(i)
“Suspended Covenants”	4.15
“Taxes”	2.14(a)
“Tax Group”	4.04(b)(xi)
“Tax Redemption Date”	3.10(a)
“Transfer Restricted Definitive Notes”	Appendix A
“Transfer Restricted Global Notes”	Appendix A
“Unrestricted Definitive Notes”	Appendix A
“Unrestricted Global Notes”	Appendix A

SECTION 1.03 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;

(j) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(k) “Cdn$” and “Canadian dollars” each refer to Canadian dollars, or such other money of Canada that at the time of payment is legal tender for payment of public and private debts; and

(l) any determination of Fair Market Value shall be as reasonably determined by the Issuer in good faith.

SECTION 1.04 Limited Condition Transactions. When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and repayments), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any (or any type of) continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into, and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and repayments).

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transactions.

ARTICLE II

THE NOTES

SECTION 2.01 Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $255 million.

The Issuer may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 3.06, 4.06(e), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture,

(2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes (as defined in Exhibit A) and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustees at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

The Initial Notes, including any Additional Notes, may, at the Issuer’s option, be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable.

SECTION 2.02 Form and Dating. Provisions relating to the Initial Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the US Trustee’s certificate of authentication and (ii) any Additional Notes and the US Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

SECTION 2.03 Execution and Authentication. The US Trustee shall authenticate and make available for delivery upon receipt of an Issuer Order (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $255 million and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Issuer Order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustees, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

One Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the US Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the US Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The US Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by the US Trustee, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the US Trustee may do so. Each reference in this Indenture to authentication by the US Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04 Registrar and Paying Agent.

(a) The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuer initially appoints the US Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.

(b) The Issuer may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustees in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the US Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.09. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c) The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustees; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustees or (ii) notification to the Trustees that the Trustees shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustees; provided, however, that the US Trustee may resign as Paying Agent or Registrar only if the US Trustee also resigns as US Trustee in accordance with Section 7.11.

SECTION 2.05 Paying Agent to Hold Money in Trust. By 11:00 a.m., New York City time, on each due date of the principal of and interest on any Note, the Issuer shall deposit with each Paying Agent (or if the Issuer or a Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustees) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders or the Trustees all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustees of any default by the Issuer in making any such payment. If the Issuer or a Wholly Owned Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustees and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, a Paying Agent shall have no further liability for the money delivered to the Trustees.

SECTION 2.06 Holder Lists. The Trustees shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If either the US Trustee or the Canadian Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustees, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustees may request in writing, a list in such form and as of such date as the Trustees may reasonably require of the names and addresses of holders.

SECTION 2.07 Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the US Trustee, upon receipt of an Issuer Order, shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustees, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustees, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.08 Notes Mutilated, Lost, Stolen or Destroyed.

In case any Note shall become mutilated, lost, stolen or destroyed, the Issuer shall, subject to applicable laws, execute, and thereupon the US Trustee, upon receipt of an Issuer Order, shall authenticate and deliver a new Note of like series, date and tenor in exchange and substitution for such mutilated or defaced Note, upon surrender and cancellation thereof, or in lieu of and substitution for such lost, stolen or destroyed Note, upon filing with the US Trustee evidence satisfactory to the Issuer and the Trustees in their discretion that such Note has been lost, stolen or destroyed and proof of ownership thereof, and upon furnishing the Issuer and the Trustees with an indemnity and surety bond in amount and form satisfactory to them in their discretion and complying with such other reasonable terms and conditions as the Issuer and the Trustees may prescribe and paying such reasonable charges and expenses as the Issuer and Trustees may incur in connection therewith. The Issuer may charge for its reasonable expenses in issuing a replacement Note. All mutilated, lost, stolen or destroyed Notes surrendered to the US Trustee pursuant to this Section 2.08 shall be canceled by it. Any new Note authenticated and delivered pursuant to this Section 2.08 in substitution for a Note mutilated, lost, stolen or destroyed, shall constitute original contractual obligations on the part of the Issuer, whether or not the Note so alleged to be mutilated, lost, stolen or destroyed, constitutes contractual obligations at any time enforceable by anyone. Any new Note authenticated and delivered pursuant to this Section 2.08 shall be entitled to all the benefits of this Indenture equally and ratably in accordance with the terms hereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, stolen or destroyed Notes.

SECTION 2.09 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the US Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.05, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustees and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date, money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 Cancellation. The Issuer at any time may deliver Notes to the US Trustee for cancellation. The Registrar and each Paying Agent shall forward to the US Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The US Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the US Trustee for cancellation. The US Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustees and shall promptly mail or cause to be mailed to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12 CUSIP Numbers, ISINs, Etc. The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustees shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustees of any change in the CUSIP numbers, ISINs and “Common Code” numbers.

SECTION 2.13 Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.05 of this Indenture. Any such calculation made pursuant to this Section 2.13 shall be made by the Issuer and delivered to the Trustees pursuant to an Officers’ Certificate.

SECTION 2.14 Additional Amounts.

(a) All payments made by the Issuer under or with respect to the Notes, or by any of the Guarantors under or with respect to any guarantee, will be made free and clear of, and without withholding or deduction for or on account of any present or future tax, duty, levy, assessment or other governmental charge, including any related interest, penalties or additions to tax (“Taxes”) unless the withholding or deduction of such Taxes is then required by law (or by the official interpretation or administration thereof).

(b) If any deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any Tax Jurisdiction will at any time be required to be made by any applicable withholding agent in respect of any payments made by the Issuer under or with respect to the Notes or any of the Guarantors under or with respect to any guarantee, including payments of principal, redemption price, purchase price, interest or premium, then the Issuer or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each beneficial owner of the Notes after such withholding, deduction or imposition (including any such withholding, deduction or imposition from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes, to the extent such Taxes would not have been imposed but for the existence of any actual or deemed (pursuant to applicable Tax law of the relevant Tax Jurisdiction, such as, if applicable, a connection of a partnership that is attributed to the partners/ beneficial owners) present or former connection between the holder or the beneficial owner of a Note and the relevant Tax Jurisdiction (including being a resident of such jurisdiction for Tax purposes), other than the ownership or disposition of such Note, the enforcement of rights under such Note or under a guarantee or the receipt of any payments in respect of such Note or a guarantee;

(2) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder or beneficial owner would otherwise have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(3) any estate, inheritance, HST, GST, sales, transfer or similar Taxes;

(4) any Taxes payable other than by deduction or withholding in respect of payments under or with respect to the Notes or under or with respect to any guarantee;

(5) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes to comply with any reasonable written request of the Issuer addressed to the holder or beneficial owner and made at least 45 days before any such withholding or deduction would be payable to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally eligible to provide such certification or documentation;

(6) any Canadian Taxes, to the extent such Canadian Taxes were imposed because the holder or beneficial owner of Notes is a holder or beneficial owner with which the Issuer or Guarantor (as applicable) does not deal at arm’s length (within the meaning of the Canadian Tax Act) at the time of making such payment;

(7) any Canadian Taxes, to the extent such Canadian Taxes were imposed on any amount that is deemed to have been paid as a dividend pursuant to subsection 214(16) of the Canadian Tax Act (or any amended or successor version of such subsection);

(8) any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations promulgated thereunder or any other official interpretations thereof or any agreements (including any law implementing any such agreement) implementing the foregoing;

(9) if the holder of a Note is a fiduciary, partnership or other person that is not the beneficial owner of the Note, any Tax that would not have been imposed had the beneficial owner been the holder of the Note, but only if there is no material cost or expense associated with transferring the Note to the beneficial owner and no commercial or legal impediment to doing so, and only to the extent such Tax is imposed more than 90 days after the Issuer notifies such holder of the imposition of such Tax and requests the holder to make such a transfer; or

(10) any combination of items (1) through (9) above.

(c) In addition to the foregoing, the Issuer and the Guarantors will also pay and indemnify the holder for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, charges or similar levies (including penalties, additions to tax, interest and any other reasonable expenses related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, this Indenture, any guarantee or any other document or instrument referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any guarantee (limited, solely in the case of Taxes attributable to the receipt of any payments with respect thereto, to any such Taxes imposed in a Tax Jurisdiction that are not excluded under clauses (1) through (3) or (5) through (9) of Section 2.14(b) or any combination thereof).

(d) If the Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any guarantee, each of the Issuer or the relevant Guarantor, as the case may be, will deliver to the US Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 45 days prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the US Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate(s) shall also set forth any other information reasonably necessary to enable the paying agents to pay Additional Amounts to holders on the relevant payment date. The Trustees shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary and shall not be deemed to have any knowledge of any Additional Amounts owed prior to receiving an Officer’s Certificate with respect thereto.

(e) The Issuer or the relevant Guarantor, if it is the applicable withholding agent, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor will furnish to the Trustees (or to a holder or beneficial owner upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustees) by such entity. Upon reasonable request, and provided the Trustees have received copies thereof from the Issuer, copies of Tax receipts or other evidence of payments, as the case may be, will be made available by the Trustees to the holders or beneficial owners of the Notes.

(f) Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) For purposes of this Section 2.14, any Canadian tax imposed on a holder of a Note pursuant to Regulation 803 of the Canadian Tax Act shall be considered to be a withholding tax.

(h) This Section 2.14 will survive any termination, defeasance or discharge of this Indenture, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any successor Person to the Issuer or any Guarantor and to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any guarantee) and any department or political subdivision thereof or therein.

SECTION 2.15 Interest Act (Canada). For purposes of disclosure under the Interest Act (Canada), whenever interest is calculated under a note on the basis of a year which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as an annual rate by multiplying such rate of interest by a fraction, the numerator of which is the actual number of days in such calendar year, and the denominator of which is the number of days in the deemed year.

ARTICLE III

REDEMPTION

SECTION 3.01 Redemption. The Notes may be redeemed, in whole at any time or in part from time to time, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto and in Sections 3.09 and 3.10 below, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the redemption date.

SECTION 3.02 Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

SECTION 3.03 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the form of Note set forth in Exhibit A hereto or Sections 3.09 and 3.10 below, it shall notify the Trustees in writing of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuer shall give notice to the Trustees provided for in this paragraph at least 30 days but not more than 60 days before a redemption date if the redemption is pursuant to Paragraph 5 of the form of Note set forth in Exhibit A hereto or Sections 3.09 and 3.10 below, unless a shorter period is acceptable to the Trustees. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustees, which record date shall be not fewer than 30 days after the date of notice to the Trustees. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any holder and shall thereby be void and of no effect.

SECTION 3.04 Selection of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the US Trustee on a pro rata basis, by lot or by such other method as the US Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and, in the case of global notes, the procedures of DTC) in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof; provided that selection of Notes for redemption shall not result in a holder of Notes with a principal amount of Notes less than the minimum denomination redeemed in part. The US Trustee shall make the selection from outstanding Notes not previously called for redemption. The US Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the US Trustee selects shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The US Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.05 Notice of Optional Redemption.

(a) At least 30 days but not more than 60 days before a redemption date, the Issuer shall mail or cause to be mailed by first-class mail a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the Trustees), except that:

(1) redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII hereof; and

(2) the redemption notices may be mailed less than 30 or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption pursuant to section 3.09 hereof.

Any such notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued interest;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes.

(b) At the Issuer’s request, the US Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have provided to the US Trustee, at least three Business Days prior to the date such notice is to be provided to holders (unless the US Trustee has agreed to a shorter period), an Officer’s Certificate requesting that the US Trustee delivers such notice and setting forth the information to be stated in such notice as provided in this Section 3.05, and such notice may not be canceled.

(c) If such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all of such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 3.06 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final sentence of Paragraph 5 of the form of Note set forth in Exhibit A hereto. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

SECTION 3.07 Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the Business Day immediately prior to the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustees for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture. The US Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the US Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased.

SECTION 3.08 Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the US Trustee, upon receipt of an Issuer Order, shall authenticate for the holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.09 Gaming Redemption.

(a) Each holder, by accepting a Note, will be deemed to have agreed that, within ten Business Days (or such shorter period of time as may be requested by the applicable Gaming Authority) of receipt by such holder of a request from the Issuer, substantially in the form of Exhibit D, to provide the identity of such holder, the principal amount of Notes Beneficially Owned by such holder and such other information as set forth therein, such holder shall provide the requested information to the Issuer in accordance with the delivery instructions set forth in such request. If any holder fails to comply with the foregoing, the Issuer, at its option, may take either of the actions set forth in clauses (i) and (ii) of Section 3.09(b).

(b) If at any time a Gaming Authority determines, and the Issuer or a holder or Beneficial Owner of the Note is notified in writing, that:

(1) the holder or Beneficial Owner of Notes must be registered, obtain a license, consent, qualification or finding of suitability under any applicable Gaming Law and the holder or Beneficial Owner does not apply for that registration, license, approval, consent, qualification or finding of suitability within 30 days, or any shorter period as may be required by the applicable Gaming Authority;

(2) the holder or Beneficial Owner of Notes will not be registered, licensed, given a consent, qualified or found suitable under an applicable Gaming Law, or any registration, license, approval, consent, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

(3) the holder or Beneficial Owner of Notes has been found to be unregistrable or unsuitable for any required license, approval, consent, qualification or finding of suitability;

then, the Issuer, at its option, may:

(i) require that the holder or Beneficial Owner of Notes dispose of the holder’s or Beneficial Owner’s Notes within 30 days, or any earlier date as may be required by the applicable Gaming Authority, of (A) the termination of the 30-day period described above for the holder or Beneficial Owner to apply for registration, a license, approval, consent, qualification or finding of suitability, or (B) the receipt of the notice from the applicable Gaming Authority that the holder or Beneficial Owner of Notes will not be registered, receive a consent, or be licensed, approved, qualified or found suitable or that such license, approval, consent, qualification or finding of suitability has not been renewed upon its expiration or has been revoked; or

(ii) redeem or cause a Restricted Subsidiary to purchase the holder’s or Beneficial Owner’s Notes at a price equal to the lesser of (A) 100% of the principal amount thereof, (B) the price at which the holder or Beneficial Owner acquired the Notes and (C) the Fair Market Value of the Notes, together with, in each case, accrued and unpaid interest, if any, thereon to the earlier of the date of redemption or purchase, as applicable, or such earlier date as may be required by the applicable Gaming Authority, which may be less than 30 days following the notice of redemption, if so required by the such Gaming Authority.

(c) The Issuer shall notify the Trustees in writing of any redemption pursuant to Section 3.09(b)(ii) as soon as practicable.

(d) Unless required by an applicable Gaming Authority, the Issuer will not, and will not permit any of its Subsidiaries to, take any action or refrain from taking any action that would cause any holder or Beneficial Owner of the Notes to be subject to registration, licensing, approval, consent, qualification or a finding of suitability under any Gaming Law in effect on the Issue Date.

(e) Immediately upon a determination that a holder or Beneficial Owner of Notes will not be registered, consented to, approved, licensed, qualified or found suitable, or that such registration, consent, license, approval, qualification or finding of suitability has been revoked or will not be renewed, the holder or Beneficial Owner of Notes will have no further rights (1) to exercise any right (voting or otherwise) conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or entity, or (2) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Issuer for services rendered or otherwise, except the redemption or repurchase price of the Notes as provided in Section 3.09(b).

(f) The holder or Beneficial Owner of the Notes applying for a registration, consent, approval, license, qualification or a finding of suitability will be required to pay all costs pertaining to the application for or the issuance of registrations, consents, approvals, licenses or investigations for these qualifications or finding of suitability, whether such costs are charged to the Issuer or the holder or Beneficial Owner of the Notes and the holder or Beneficial Owner of the Notes shall promptly reimburse the Issuer for any such costs paid by the Issuer.

(g) The Issuer shall not be required to pay or reimburse any holder or Beneficial Owner of the Notes who is required to apply for any license, consent, approval, registration, qualification or finding of suitability.

SECTION 3.10 Tax Redemption.

(a) The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days prior notice to Noteholders (which notice shall be irrevocable) at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer is or would be required to pay Additional Amounts in respect of the Notes and cannot avoid such payment obligation by taking reasonable measures available to it, and such requirement arises as a result of:

(1) any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction which change or amendment is announced on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, after such later date); or

(2) any amendment to, or change in, an official written interpretation or application of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which amendment or change is announced on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, after such later date).

(b) The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay Additional Amounts if a payment in respect of the Notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given.

(c) Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to this Section 3.10, the Issuer will deliver to the US Trustee an opinion of independent tax counsel (the choice of such counsel to be subject to the prior written approval of the US Trustee, such approval not to be unreasonably withheld) to the effect that there has been an amendment or change described in clause (1) or (2) of Section 3.10(a), as applicable, which would entitle the Issuer to redeem the Notes hereunder.

(d) Before the Issuer publishes or mails notice of redemption of the Notes as described in this Section 3.10, it will deliver to the US Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer taking reasonable measures available to it.

(e) The US Trustee shall accept, and will be entitled to rely on the Officer’s Certificate and Opinion of Counsel contemplated by this Section 3.10 as sufficient evidence of the existence and satisfaction of the conditions precedent as described in clause (1) or (2) of Section 3.10(a), as applicable, and upon such acceptance by the US Trustee, the Issuer will be entitled to give notice of redemption hereunder and such notice of redemption will be conclusive and binding on the holders of the Notes.

(f) This Section 3.10 will apply mutatis mutandis to any successor to the Issuer after such successor person becomes a party to this Indenture.

ARTICLE IV

COVENANTS

SECTION 4.01 Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal or interest shall be considered paid on the date due if on such date the Trustees or the Paying Agent holds as of 11:00 a.m. New York City time money sufficient to pay all principal and interest then due and the Trustees or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

SECTION 4.02 Reports and Other Information.

(a) The Issuer will furnish to the Noteholders or cause the Trustees to furnish to the Noteholders:

(1) if and for so long as the Issuer is subject to the reporting requirements of the Securities Act (Ontario) and the rules and regulations of the Ontario Securities Commission promulgated thereunder (the “Ontario Securities Act”), within the time periods specified in the Ontario Securities Act, all reports and financial information required to be filed under the Ontario Securities Act; provided that such financial information shall include quarterly financial information (excluding the fourth fiscal quarter) and annual financial statements, in each case including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, and a report on the annual financial statements by the Issuer’s independent registered accounting firm;

(2) at any times that the Issuer is not subject to the reporting requirements of the Ontario Securities Act, within the time periods specified in the Ontario Securities Act or the regulations thereunder, as applicable:

(i) all annual financial information that would be required to be provided in annual reports under the Ontario Securities Act and the rules and regulations of the Ontario Securities Commission promulgated thereunder (or any successor act) to securityholders of a company with securities listed on the Toronto Stock Exchange, whether or not the Issuer has any of its securities so listed, which shall include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the relevant fiscal year;

(ii) for the first three quarters of each year, all quarterly financial information that would be required to be provided in quarterly reports under the Ontario Securities Act (or any successor act) to securityholders of a company with securities listed on the Toronto Stock Exchange, whether or not the Issuer has any of its securities so listed, which shall include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the relevant fiscal year; and

(iii) all current or material change reports that would otherwise be required to be filed with the Ontario Securities Commission under the Ontario Securities Act (or any successor act) if the Issuer were required to file such reports.

Delivery, if any, of such reports, information and documents to the Trustees is for informational purposes only and the Trustees’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustees are entitled to rely exclusively on Officer’s Certificates).

(b) All such reports and financial information will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. The Issuer shall make available on a confidential basis, as set forth below, all of the reports and financial information referred to in the preceding paragraphs within the time periods set forth for such reports and financial information to be provided to the Noteholders.

(c) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(d) The Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, if, any time they are not required to file with the SEC the reports required by this Section 4.02, they will furnish to the Noteholders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e) To the extent the materials provided pursuant to this Section 4.02 are not otherwise publicly available, the Issuer may require a confidentiality acknowledgement and satisfy its obligations under this Section 4.02 by granting access to a website on which such materials are posted and the Issuer may make such website subject to password or other login protection so long as the Issuer provides any password or other login information to any Person that is a holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor, a securities analyst or a market maker.

SECTION 4.03 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (i) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Issuer shall not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock; provided, however, that the Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Bank Indebtedness, including the issuance and creation of letters of credit and bankers’ acceptances thereunder, up to an aggregate principal amount of (x) $565.0 million plus Cdn$125.0 million (provided that the amount under clause (i)(x) shall be reduced by (A) Cdn$130.0 million in the event that the North Bundle Closing Date has not occurred on or prior to August 19, 2017 and (B) Cdn$130.0 million in the event that the Southwest Bundle Closing Date has not occurred on or prior to August 19, 2017) plus (y) an aggregate principal amount of Bank Indebtedness (with all Indebtedness incurred under this clause (y) being deemed First Priority Lien Obligations for purposes of making the determination hereunder) outstanding at any one time that does not cause the First Lien Leverage Ratio to exceed 3.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(ii) the Incurrence of Indebtedness represented by the Notes (not including any Additional Notes);

(iii) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b) or Indebtedness being repaid with the proceeds of the Notes);

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding, and Incurred pursuant to this clause (iv) (and together with the principal amount or liquidation preference of all Indebtedness, Disqualified Stock and Preferred Stock which serves to refund, refinance or defease any such Indebtedness, Disqualified Stock or Preferred Stock) would not exceed the greater of $30.0 million or 25% of EBITDA of the Issuer for the Applicable Measurement Period;

(v) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for non-compete, deferred compensation, indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred in connection with any disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Guarantor in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations that are not Incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of $55.0 million and 45% of EBITDA of the Issuer for the Applicable Measurement Period;

(xiii) any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the obligations of such Guarantor in respect of the Notes, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with Section 4.10 solely to the extent such covenant is applicable;

(xiv) guarantees by the Issuer or any Restricted Subsidiary in favor of another Person with respect to the Issuer or any Restricted Subsidiary’s permitted contractual obligations to such Person;

(xv) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(xvi) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (ii), (iii), (xvi), (xvii) and (xviii) of this Section 4.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(B) to the extent such Refinancing Indebtedness refinances (x) Indebtedness junior to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, such Refinancing Indebtedness is junior to the Notes or such obligations of such Restricted Subsidiary, as applicable, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(C) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness of the Issuer or a Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary:

(xvii) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation:

(A) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(B) the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(xviii) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xx) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxi) Indebtedness with respect to letters of credit or similar instruments issued to any Gaming Authority as required by such Gaming Authority;

(xxii) Subordinated Indebtedness in aggregate principal amount not to exceed the greater of $55.0 million and 45% of EBITDA of the Issuer for the Applicable Measurement Period;

(xxiii) Indebtedness of the Issuer or any Restricted Subsidiary with respect to corporate credit cards in an amount not to exceed $550,000 at any time outstanding;

(xxiv) Additional Second Priority Debt in an aggregate principal amount outstanding at any one time that does not cause the Total Secured Leverage Ratio to exceed 5.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(xxv) the deferred purchase price incurred in connection with the Playtime Acquisition in the amount of Cdn$4,500,000 for taxes and the Playtime Holdback; and

(xxvi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice.

(c) For purposes of determining compliance with this Section 4.03:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in Section 4.03(b) above or is entitled to be Incurred pursuant to Section 4.03(a), the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided that all Bank Indebtedness outstanding under the Credit Agreement on the Issue Date (after giving effect to the Refinancing Transactions) will be treated as incurred on the Issue Date under clause (a) of the preceding paragraph and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Issue Date; and

(ii) at the time of Incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.03(a) and (b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to Section 4.03(b) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to Section 4.03(a).

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any United States dollar-denominated restriction on the Incurrence of Indebtedness, the United States dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower United States dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable United States dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such United States dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(d) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.04 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any return of capital or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer, or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 4.03(b)(vii) and (ix)); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Section 4.04(b)(i), (vii), (xvi) and (xvii), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) the payment of any dividend, return of capital or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”), and

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock;

(iii) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor which is Incurred in accordance with Section 4.03 so long as:

(A) such Indebtedness is subordinated to the Notes or such Guarantor’s obligations in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(B) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding; and

(C) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause

(v) do not exceed the greater of $25.0 million and 20% of EBITDA of the Issuer for the Applicable Measurement Period;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or Incurred in accordance with Section 4.03 to the extent such dividends are included in the definition of “Fixed Charges”;

(vii) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(viii) the payment of dividends, returns of capital or other distributions on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer, other than public offerings with respect to the Issuer’s (or such direct or indirect parent’s) common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) other Restricted Payments in an aggregate amount not to exceed the greater of $75.0 million and 60% of EBITDA of the Issuer for the Applicable Measurement Period;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(xii) for any taxable period in which the Issuer and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of Issuer is the common parent (a “Tax Group”), distributions by the Issuer to such direct or indirect parent of Issuer to pay U.S. federal, non-U.S., state and local income taxes of such Tax Group that are attributable to the taxable income of the Issuer and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Issuer and its Subsidiaries would have been required to pay as a stand-alone Tax Group, reduced by any portion of such income taxes directly paid by the Issuer or any of its Subsidiaries; provided, further, that the permitted payment pursuant to this clause (xi) with respect to any taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Issuer or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar taxes;

(xiii) the payment of Restricted Payments in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain the corporate existence of any direct or indirect corporate parent, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(xiv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xv) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi) Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.06 and 4.08; provided that all Notes tendered by Noteholders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xviii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by Noteholders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(xix) Restricted Payments referred to in the “Offering Memorandum Summary – Recent Developments – Refinancing” section of the Offering Memorandum”;

(xx) the payment of the Special Dividend within 60 days of the Issue Date; and

(xxi) so long as no Default or Event of Default shall have occurred and be continuing at the time of declaration thereof, the Issuer and its Restricted Subsidiaries may make additional Restricted Payments so long as, after giving effect to such Restricted Payments on a pro forma basis, the Total Leverage Ratio is not greater than 3.75 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (v), (vi), (vii), (ix) and (x) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.05 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2) this Indenture, the Notes and the Security Documents;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 and 4.11 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Restricted Subsidiary of the Issuer that is a Guarantor or (b) of any Restricted Subsidiary that is not a Guarantor so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer); provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03;

(13) any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment;

(14) any encumbrance or restriction imposed by any Gaming Authority or contained in any Gaming Approval; or

(15) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 4.05 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) of this Section 4.05(c); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more materially restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06 Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the Notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary’s obligations in respect of the Notes) that are assumed by the transferee of any such assets;

(ii) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(iii) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) (other than items received and not yet liquidated pursuant to clause (b) that are at that time outstanding), not to exceed the greater of $55.0 million and 45% of EBITDA at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b) On each Reinvestment Prepayment Date, the Issuer’s or any Restricted Subsidiary, as applicable, may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay (a) Indebtedness constituting First Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (c) Obligations under the Notes or (d) Other Second Lien Obligations (provided that if the Issuer or any Guarantor shall so reduce Other Second Lien Obligations, the Issuer will equally and ratably reduce Obligations under the Notes pursuant to Section 3.01 through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Noteholders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Issuer or a Restricted Subsidiary; or

(ii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Issuer shall make an offer to all Noteholders (and, at the option of the Issuer, to holders of any Other Second Lien Obligations) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Other Second Lien Obligations), that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Other Second Lien Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Other Second Lien Obligations, such lesser price, if any, as may be provided for by the terms of such Other Second Lien Obligations), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 15 Business Days after the date that Excess Proceeds exceed $30.0 million by mailing the notice required pursuant to the terms of Section 4.06(f), with a copy to the Trustees. To the extent that the aggregate amount of Notes (and such Other Second Lien Obligations) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes (and such Other Second Lien Obligations) surrendered by Noteholders thereof exceeds the amount of Excess Proceeds, the US Trustee shall select the Notes to be purchased in the manner described in Section 4.06(e). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the US Trustee as provided above, the Issuer shall deliver to the US Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Issuer shall deliver to the US Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The US Trustee (or the Paying Agent, if not the US Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price. Payment for any Notes so purchased shall be made in the same manner required hereunder with respect to interest payments. In the event that the Excess Proceeds delivered by the Issuer to the US Trustee are greater than the purchase price of the Notes tendered, the US Trustee shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(e) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the US Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes (and such Other Second Lien Obligations) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase shall be made by the US Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustees shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of less than minimum denominations of $2,000 and integral multiples of $1,000 shall be purchased. Selection of such Other Second Lien Obligations shall be made pursuant to the terms of such Other Second Lien Obligations.

(f) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

SECTION 4.07 Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Issuer delivers to the Trustees a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of the Issuer, any such amendment is not disadvantageous to the Holders in any material respect when taken as a whole) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsor in an aggregate amount in any fiscal year not to exceed $1.0 million;

(iv) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary, and any direct or indirect parent of the Issuer for services rendered to or on behalf of the Issuer or in the ordinary course of business;

(v) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsor described in the Offering Memorandum or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(vi) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustees a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);

(vii) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(viii) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Noteholders in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(ix) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(x) any transaction effected as part of a Qualified Receivables Financing;

(xi) the issuance of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Issuer to any Person;

(xii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(xiii) the entering into of any tax sharing agreement or arrangement that complies with Section 4.04(b)(xi);

(xiv) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and;

(xv) transactions between the Issuer or any Restricted Subsidiaries and any Person that would constitute an Affiliate solely by reason of a director (or directors) of such Person also being a director (or directors) of the Issuer or any Restricted Subsidiary; provided, however, that such director (or directors) abstains from voting as a director of the Issuer on any matter involving such other Person.

SECTION 4.08 Change of Control.

(a) Upon the occurrence of a Change of Control, each holder shall have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the terms contemplated in this Section 4.08, except to the extent the Issuer has previously or concurrently elected to redeem such Notes in accordance with Article III of this Indenture.

(b) Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes in accordance with Article III of this Indenture, the Issuer shall mail a notice (a “Change of Control Offer”) to each holder, with a copy to the Trustees, stating:

(i) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv) the instructions determined by the Issuer, consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.

(c) holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. The holders shall be entitled to withdraw their election if the Trustees or the Issuer receives not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Issuer under this Section shall be delivered to the US Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest to the holders entitled thereto.

(e) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f) Notwithstanding the foregoing provisions of this Section, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.08 applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(g) Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding clause (f) will have the status of Notes issued and outstanding.

(h) At the time the Issuer delivers Notes to the US Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Trustees, directly or through an agent, mails or delivers payment therefor to the surrendering holder.

(i) In the event that holders of not less than 90% of the principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described below, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer will have the right, on not less than 30 and not more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at the purchase price specified in the Change of Control Offer plus, to the extent not included in the purchase price specified in the Change of Control Offer, accrued and unpaid interest thereon, to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date falling on or prior to the redemption date).

(j) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

SECTION 4.09 Compliance Certificate. The Issuer shall deliver to the Trustees within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending on December 31, 2017, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, based on such review, the Issuer has fulfilled all of its obligations under this Indenture throughout such year, or, if there has been a Default or Event of Default in the fulfillment of any such obligation, specifying each such Default or Event of Default known to such Officer and the nature and status thereof. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.09, the Trustees shall have no duty to review, ascertain or confirm the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

SECTION 4.10 Future Subsidiary Guarantors.

(a) The Issuer shall cause each Restricted Subsidiary within 30 Business Days of acquisition or formation to execute and deliver to the Trustees the Security Documents or joinders thereto necessary to cause such Restricted Subsidiary to become a debtor, grantor or pledgor thereunder and take all actions required thereunder to perfect Liens created thereunder, as well as to execute and deliver to the Trustees a joinder to the Intercreditor Agreement.

(b) The Issuer shall cause each Wholly Owned Restricted Subsidiary that guarantees any Bank Indebtedness to execute and deliver to the Trustees a supplemental indenture substantially in the form of Exhibit C pursuant to which such Subsidiary shall guarantee the Issuer’s Obligations under the Notes and this Indenture and shall comply with the additional requirements of Section 12.06 as well as to execute and deliver to the Trustees a joinder to the Intercreditor Agreement. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness the terms of which prohibit or restrict the ability of a Guarantor to provide such a guarantee.

SECTION 4.11 Liens.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien that is not a Permitted Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien; provided, however, that this Section 4.11(a)(i) shall not require the Issuer or a Restricted Subsidiary of the Issuer to secure the Notes if the Lien consists of a Permitted Lien, or (ii) any Lien securing any First Priority Lien Obligation of the Issuer or any Guarantor without effectively providing that the Notes or the obligations of such Guarantor in respect of the Notes, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except for Excluded Assets.

(b) Any Lien which is granted to secure the Notes or the obligations of any Guarantor in respect of the Notes under clause (i) of Section 4.11(a) (unless also granted under clause (ii) of Section 4.11(a)) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantor obligations under clause (i) of Section 4.11(a).

(c) Notwithstanding the foregoing, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or Incur any Lien on the Collateral securing Additional Second Priority Debt, unless (i) the Total Secured Leverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is created or Incurred would have been equal to or less than 5.00 to 1.00, determined on a pro forma basis after giving effect to the Incurrence of such Lien and related Additional Second Priority Debt (including a pro forma application of the net proceeds of such Additional Second Priority Debt), as if such Lien and related Additional Second Priority Debt had been Incurred and the application of the proceeds from such Indebtedness had occurred, at the beginning of such four quarter period, (ii) the holders of such Additional Second Priority Debt (other than any Additional Notes) (or their designated representative) enters into a pari passu lien intercreditor agreement (or a joinder thereto in the form contemplated thereby if such pari passu lien intercreditor agreement is then in effect) on terms that are materially consistent with market terms governing pari passu intercreditor arrangements for the sharing of Liens on a pari passu basis at the time such pari passu lien intercreditor agreement is proposed to be established, as determined in good faith by the Issuer and confirmed in an Officers’ Certificate delivered to the Trustees and the Collateral Agent (and on which the Trustees and the Collateral Agent may conclusively rely) (the “Pari Passu Lien Intercreditor Agreement”) and (iii) the Issuer has designated such Indebtedness as Additional Second Priority Debt in an Officers’ Certificate to the Trustees.

(d) Notwithstanding the foregoing, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or Incur any Lien on the Collateral (including any Permitted Lien) securing Indebtedness with a Lien that is junior in priority to the Liens securing First Priority Lien Obligations unless (i) such Lien is junior in priority to the Liens securing the Notes and the Guarantees or (ii) such Lien (x) is pari passu with the Liens securing the Notes and the Guarantees and (y) the holders of such Indebtedness (other than any Additional Notes) (or their designated representative) secured by such pari passu Liens on the Collateral are a party to and bound by the Pari Passu Lien Intercreditor Agreement.

SECTION 4.12 After-Acquired Collateral. Upon the acquisition by the Issuer or any Guarantor (or Amalco with respect to any property held for the benefit of the Issuer or any Restricted Subsidiary) of any collateral securing First Priority Lien Obligations (which include Obligations in respect of the senior secured credit facilities), the Issuer or such Guarantor shall concurrently execute and deliver such mortgages, deeds of trust, debentures, deeds to secure debt, security agreements, financing statements and certificates, opinions of counsel or such other documentation substantially similar to the documentation delivered to secure First Priority Lien Obligations (including providing, without limitation, title insurance policies, surveys and other documentation as may be reasonably required by the Collateral Agent and consistent with the requirements for similar Collateral in which security interest or Liens were taken on the Issue Date) as shall be reasonably necessary to vest in the Collateral Agent, for the benefit of the Noteholders, a perfected security interest or lien, subject only to Permitted Liens, in such collateral securing such First Priority Lien Obligations and to have such collateral securing such First Priority Lien Obligations (but subject to certain limitations, if applicable, including as described in Article XI and the Security Documents) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First Priority Lien Obligations to the same extent and with the same force and effect.

SECTION 4.13 Maintenance of Office or Agency.

(a) The Issuer shall maintain an office or agency (which may be an office of the US Trustee or an affiliate of the US Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustees of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustees with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the US Trustee as set forth in Section 13.02.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustees of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the US Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.

SECTION 4.14 Amendment of Security Documents. The Issuer will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Noteholders in any material respect, except as set forth in Article XI or as permitted under Article IX; provided that, no such amendment, modification or supplement shall be prohibited by the Intercreditor Agreement.

SECTION 4.15 Covenant Suspension. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from all of the Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing at all times until the Reversion Date (as defined below) (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), and subject to the provisions of the following paragraph, the Issuer and the Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07 and 5.01(a)(iv) (collectively the “Suspended Covenants”).

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or all of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.03(a) or 4.03(b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Section 4.03 such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.04(a). As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

SECTION 4.16 Maintenance of Insurance. The Issuer shall maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Issuer and the Guarantors to be listed as insured and the Collateral Agent to be listed as co-loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Issuer and the Guarantors may self-insure with respect to such risks with respect to which companies of established reputation in the same general line of business in the same general area usually self-insure.

SECTION 4.17 Post-Closing Obligations.

Notwithstanding anything to the anything to the contrary contained in this Indenture, the Indenture or the Security Documents, the parties hereto acknowledge and agree that the Issuer shall be required to take the actions set forth in Schedule 4.17 as promptly as reasonably practicable, but in any event within the periods after the Issue Date set forth in Schedule 4.17. The provisions of said Schedule 4.17 shall be deemed incorporated by reference herein as fully as if set forth herein in their entirety. All conditions precedent, representations and covenants contained in this Indenture, the Indenture and the Security Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above rather than as elsewhere provided in any of the above-referenced agreements).

ARTICLE V

SUCCESSOR COMPANY

SECTION 5.01 Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under (a) the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or (b) the laws of Canada or any province or territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person (or such Person formed thereby) is not a corporation, a co-obligor of the Notes is a corporation;

(ii) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture, the Notes, the Security Documents and the Intercreditor Agreement pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustees;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either:

(A) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(B) the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(v) the Issuer shall have delivered to the Trustees an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This Article V will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

(b) Subject to the provisions of Section 11.04 (which govern the release of assets and property securing the Notes upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Guarantor), no Guarantor shall, and the Issuer shall not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) either (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under (a) the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or (b) the laws of Canada or any province or territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture, the Security Documents and such Guarantor’s obligations in respect of the Notes pursuant to documents or instruments in form reasonably satisfactory to the Trustees, or (B) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and

(ii) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustees an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer, and such supplemental indenture (if any), comply with this Indenture.

Except as otherwise provided in this Indenture, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s obligations in respect of the Notes, and such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s obligations in respect of the Notes. Notwithstanding the foregoing, a Guarantor may merge, amalgamate or consolidate with another Guarantor or the Issuer.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default. An “Event of Default” occurs with respect to Notes if:

(a) there is a default in any payment of interest (including any additional interest) on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(b) there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) the failure by the Issuer or any Restricted Subsidiary to comply for 45 days after notice with its other agreements contained in the Notes or this Indenture;

(d) the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default under the documentation governing such Indebtedness, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent;

(e) either the Issuer or any Significant Subsidiary of the Issuer pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against either the Issuer or any Significant Subsidiary of the Issuer in an involuntary case;

(ii) appoints a Custodian of either the Issuer or any Significant Subsidiary of the Issuer or for any substantial part of its property; or

(iii) orders the winding up or liquidation of either the Issuer or any Significant Subsidiary of the Issuer;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(g) failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days;

(h) the Note Guarantee of the Guarantors or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof) or a Guarantor denies or disaffirms its obligations under this Indenture or its Note Guarantee and such Defaults continue for 10 days;

(i) unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of Article XI or the Security Documents, the Second Priority Liens on all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Issuer shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions; or

(j) the failure by the Issuer or any Guarantor to comply for 45 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the Noteholders and would not materially affect the value of the Collateral taken as a whole.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is affected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a Default under clauses (c) or (j) above shall not constitute an Event of Default until the Trustees or Collateral Agent (with respect to a default under clause (j)) or the holders of 30% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (c) or (j) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” The Issuer shall deliver to the Trustees, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, the status of such occurrence and what action the Issuer is taking or proposes to take in respect thereof.

SECTION 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(e) or 6.01(f) hereof with respect to the Issuer) occurs and is continuing, the Trustees or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on, all the Notes to be due and payable. If an Event of Default specified in Section 6.01(e) or (f) with respect to the Issuer occurs, the principal of, premium, if any, and interest on, all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustees or any Noteholders. The holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustees may on behalf of the holders of all of the Notes rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived and the Issuer has paid all sums owing to the Trustees pursuant to Section 7.09 hereof.

In the event of any Event of Default specified in Section 6.01(d) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustees or the Noteholders, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustees stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.03 Other Remedies. Subject to Article VII, if an Event of Default occurs and is continuing, the Trustees may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents.

The Trustees may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustees or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

SECTION 6.04 Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes by written notice to the Trustees may waive an existing Default and its consequences except (a) a

Default in the payment of the principal of, premium on, or interest, on a Note (including in connection with an offer to purchase), (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected. When a Default is waived, it is deemed cured and the Issuer, the Trustees and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05 Control by Majority. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustees or exercising any trust or power conferred on the Trustees. However, the Trustees may refuse to follow any direction that conflicts with law that the Trustees determine is unduly prejudicial to the rights of any other holder or that would involve the Trustees in personal liability provided, however, that the Trustees may take any other action deemed proper by the Trustees that is not inconsistent with such direction. Prior to taking any action under this Indenture pursuant to this Section 6.05, the Trustees shall be entitled to indemnification from the holders satisfactory to it in its sole discretion against all losses, liability, and expenses caused by taking or not taking such action.

SECTION 6.06 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Noteholder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such holder has previously given the Trustees notice that an Event of Default is continuing;

(ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustees to pursue the remedy;

(iii) such Noteholders have offered the Trustees reasonable security and/or indemnity satisfactory to the Trustees against any loss, liability or expense;

(iv) the Trustees have not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustees a direction inconsistent with such request within such 60-day period.

(b) A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another holder.

SECTION 6.07 Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Noteholder to receive payment of principal of and interest on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustees may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.09.

SECTION 6.09 Trustee May File Proofs of Claim. The Trustees may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustees (including any claim for reasonable compensation, expenses disbursements and advances of the Trustees (including counsel, accountants, experts or such other professionals as the Trustees deem necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustees and, in the event that the Trustees shall consent to the making of such payments directly to the holders, to pay to the Trustees any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustees, their agents and their counsel, and any other amounts due the Trustees under Section 7.09. Nothing herein contained shall be deemed to authorize the Trustees to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the Trustees to vote in respect of the claim of any holder in any such proceeding

SECTION 6.10 Priorities. Subject to the terms of the Intercreditor Agreement and the Security Documents, any money or property collected by the Trustees pursuant to this Article VI and any other money or property distributable in respect of the Issuer’s or any Guarantor’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustees, its agents and attorneys for amounts due under Section 7.09;

SECOND: to the Noteholders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuer or, to the extent the Trustees collects any amount for any Guarantor, to such Guarantor.

The Trustees may fix a record date and payment date for any payment to the holders pursuant to this Section. At least 15 days before such record date, the Trustees shall mail to each holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustees for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustees, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

SECTION 6.12 Waiver of Stay or Extension Laws. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and the Guarantors (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustees, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

SECTION 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustees will exercise such of the rights and powers vested in them by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustees undertake to perform such duties and only such duties as are specifically set forth in this Indenture, the Intercreditor Agreement, and the Security Documents and no implied covenants or obligations shall be read into this Indenture, the Intercreditor Agreement and the Security Documents against the Trustees (it being agreed that the permissive right of the Trustees to do things enumerated in this Indenture, the Intercreditor Agreement and the Security Documents shall not be construed as a duty); and

(ii) in the absence of bad faith on its part, the Trustees may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustees and conforming to the requirements of this Indenture. The Trustees shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustees shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) No provision of this Indenture shall be construed to relieve the Trustees from liability for their own negligent action, their own negligent failure to act or their own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustees shall not be liable for any error of judgment made in good faith by the Trustees unless it is proved that the Trustees were negligent in ascertaining the pertinent facts;

(iii) the Trustees shall not be liable with respect to any action they take or omit to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustees to expend or risk its own funds or otherwise Incur financial liability in the performance of any of their duties hereunder or in the exercise of any of its rights or powers if the Trustees have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to the Trustees.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustees, including the conduct or affecting the liability of or affording protection to the Trustees, is subject to the provisions of this Section 7.01.

(e) The Trustees shall not be liable for interest on any money received by them except as the Trustees may agree in writing with the Issuer.

(f) Money held in trust by the Trustees need not be segregated from other funds except to the extent required by law.

SECTION 7.02 Rights of Trustee.

(a) The Trustees may conclusively rely on any document believed by them to be genuine and to have been signed or presented by the proper Person. The Trustees need not investigate any fact or matter stated in the document.

(b) Before the Trustees act or refrain from acting, they may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustees shall not be liable for any action they take or omit to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustees may act through attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustees shall not be responsible or liable for any action they take or omit to take in good faith which they believes to be authorized or within their rights or powers; provided, however, that the Trustees’ conduct does not constitute willful misconduct or negligence.

(e) The Trustees may consult with counsel of their own selection and the advice or opinion of counsel with respect to matters relating to this Indenture, the Notes, the Intercreditor Agreement or the Security Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by them hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustees shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustees, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustees shall reasonably determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall Incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustees shall be under no obligation to exercise any of the rights or powers vested in them by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the Trustees security and/or indemnity satisfactory to the Trustees against the costs, expenses and liabilities which might be Incurred by them in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustees, including their right to be indemnified, are extended to, and shall be enforceable by, the Trustees in each of their capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustees shall not be responsible or liable for any action taken or omitted by them in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustees or the exercising of any power conferred by this Indenture.

(j) Any action taken, or omitted to be taken, by the Trustees in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is a Noteholder shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k) The Trustees shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustees has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustees at the Corporate Trust Office of the Trustees, and such notice references the Notes and this Indenture.

(l) The Trustees may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Intercreditor Agreement, or the Security Documents which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m) The Trustees shall not be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustees have been advised of the likelihood of such loss or damage and regardless of the form of actions.

(n) The Trustees shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o) The Trustees shall not be responsible or liable for any failure or delay in the performance of their obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond their reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

SECTION 7.03 Third Party Interests. Each party to this Agreement hereby represents to the Trustees that any account to be opened by, or interest to held by, the Trustees in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustees’ prescribed form as to the particulars of such third party.

SECTION 7.04 Trustee Not Bound to Act. The Trustees shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustees, in their sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustees, in their sole judgment, determine at any time that its acting under this Indenture has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then they shall have the right to resign on 10 days’ written notice to the Issuer provided: (i) that the Trustees’ written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Trustees’ satisfaction within such 10-day period, then such resignation shall not be effective.

SECTION 7.05 Decision to Act or Not to Act. The Trustees shall retain the right not to act and shall not be held liable for refusing to act unless they has received clear documentation which complies with the terms of this Indenture, which shall not require the exercise of any discretion or independent judgment.

SECTION 7.06 Individual Rights of Trustee. The Trustees in their individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if they were not Trustees. Any Paying Agent, Registrar or other Agent may do the same with like rights.

SECTION 7.07 Trustee’s Disclaimer. The Trustees shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Intercreditor Agreement, the Security Documents or any other document issued in connection with the sale of the Notes, shall not be accountable for the Issuer’s use of the proceeds from the Notes, and shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture, the Intercreditor Agreement, the Security Documents or in any document issued in connection with the sale of the Notes or in the Notes other than the US Trustee’s certificate of authentication. The Trustees shall not be charged with knowledge of any Default or Event of Default (other than under Sections 6.01(a) or (b)) or of the identity of any Significant Subsidiary unless either (a) the Trustees shall have actual knowledge thereof or (b) the Trustees shall have received written notice thereof in accordance with Section 6.01 or Section 13.2 hereof from the Issuer, any Guarantor or any holder. In accepting the trust hereby created, the Trustees act solely as Trustees for the holders of the Notes and not in their individual capacities and all persons, including without limitation the holders of Notes and the Issuer having any claim against the Trustees arising from this Indenture shall look only to the funds and accounts held by the Trustees hereunder for payment except as otherwise provided herein.

Notwithstanding anything to the contrary in this Indenture, no provision hereof shall be construed to compel the Trustees or the Collateral Agent to violate the laws of Ontario or the federal laws of Canada applicable thereto.

SECTION 7.08 Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustees, the Trustees shall mail to each holder notice of the Default within the earlier of 90 days after it occurs and 30 days after it is actually known to the Trustees or written notice of it is received by the Trustees. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustees may withhold the notice if and so long as the Trustees in good faith determine that withholding the notice is in the interests of the holders.

The Issuer agrees to notify promptly the Trustees whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.09 Compensation and Indemnity. The Issuer shall pay to the Trustees from time to time reasonable compensation for their acceptance of this Indenture and for all services rendered by them hereunder. The Trustees’ compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustees upon request for all reasonable disbursements, advances and expenses Incurred or made by them, including costs of collection, in addition to the compensation for their services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustees’ agents and counsel. The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustees and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) Incurred by or in connection with the acceptance or administration of this trust and the performance of their duties hereunder and under the Intercreditor Agreement and Security Documents, including the costs and expenses of enforcing this Indenture and the Intercreditor Agreement against the Issuer or any Guarantor (including this Section 7.09) and defending themselves against or investigating any claim (whether asserted by the Issuer, any Guarantor, any holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustees. The Trustees shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s expense in the defense. Such indemnified parties may have separate counsel and the Issuer and such Guarantor, as applicable shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuer and the Guarantor, as applicable, and such parties in connection with such defense. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, such consent not to be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section, the Trustees shall have a Lien prior to the Notes on all money or property held or collected by the Trustees other than money or property held in trust to pay principal of and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the termination of the Intercreditor Agreement, the Security Documents and the resignation or removal of the Trustees.

The Issuer’s and the Guarantors’ payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustees. Without prejudice to any other rights available to the Trustees under applicable law, when the Trustees Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustees to expend or risk their own funds or otherwise Incur any financial liability in the performance of any of their duties hereunder, or in the exercise of any of their rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

SECTION 7.10 Environmental Indemnity.

(a) Subject to clause (c) of this Section 7.10, the Issuer and the Guarantors hereby indemnify and hold harmless the Trustees, their directors, officers, employees and agents (collectively the “Indemnified Parties”) against any loss, expenses, claim, proceedings, judgment, liability or asserted liability incurred as a result of:

(i) the administration of the trust created hereby; or

(ii) the exercise by the Trustees of any rights hereunder or under the Mortgage;

which result from or relate, directly or indirectly, to:

(1) the presence or release of any contaminants, by any means or for any reason, on the Mortgaged Property, whether or not release or presence of the contaminants was under the control, care or management of the Issuer, a previous owner, or a tenant;

(2) any contaminant present on or released from any contiguous property to the Mortgaged Property; or

(3) the breach or alleged breach of any environmental laws by the Issuer.

(b) For purposes of this Section, “liability” shall include (i) strict liability of an Indemnified Party for costs and expenses of abatement and remediation of spills or releases of contaminants, (ii) liability of an Indemnified Party to a third party (including governmental authorities) to reimburse the third party for bodily injuries, property damages and other injuries or damages which the third party suffers, including (to the extent, if any, that the Indemnified Party is liable therefore) foreseeable and unforeseeable consequential damages suffered by the third party and (iii) liability of the Indemnified Party for damage suffered by the third party, (iv) liability of an Indemnified Party for damages to or impairment of the environment and (v) liability of an Indemnified Party for court costs, expenses of alternative dispute resolution proceedings, and fees and disbursements of expert consultants and legal counsel on a solicitor and client basis.

(c) Notwithstanding clause (a) of this Section 7.10, the Issuer has no obligation to indemnify or hold harmless the Indemnified Parties for any loss, expense, claim, proceeding, judgment, liability or asserted liability to the extent resulting from contaminants first brought onto or released at the Mortgaged Property or from any environmental liability or violation of any applicable environmental law by the Indemnified Parties after foreclosure by the Trustees or that resulted from the negligence or willful misconduct of any Indemnified Party.

(d) The obligations of the Issuer and the Guarantors to the Indemnified Parties under clause (a) of this Section 7.10 shall be joint and several.

SECTION 7.11 Replacement of Trustee.

(a) Either the US Trustee or the Canadian Trustee may resign at any time by so notifying the Issuer and the other trustee and any such resignation or removal and appointment of successor US Trustee or Canadian Trustee, as applicable (the successor US Trustee or Canadian Trustee referred to herein as the “successor Trustee”), will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.11. The holders of a majority in principal amount of the Notes may remove the US Trustee or Canadian Trustee by so notifying the Trustees and may appoint a successor Trustee. The Issuer shall remove the US Trustee or Canadian Trustee if:

(i) the US Trustee or Canadian Trustee is adjudged bankrupt or insolvent;

(ii) a receiver or other public officer takes charge of the US Trustee or Canadian Trustee or their property; or

(iii) the US Trustee or Canadian Trustee otherwise becomes incapable of acting.

(b) If either the US Trustee or Canadian Trustee resigns, is removed by the Issuer or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of US Trustee or the Canadian Trustee for any reason (the trustee in such event being referred to herein as the “retiring Trustee”), the Issuer shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the retiring Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property held by it as US Trustee or Canadian Trustee, as applicable, to the successor Trustee, subject to the Lien provided for in Section 7.09.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the US Trustee, after written request by any holder who has been a holder for at least six months, fails to comply with Section 7.13, unless the US Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, such holder may petition any court of competent jurisdiction for the removal of the US Trustee and the appointment of successor Trustee.

(f) Notwithstanding the replacement of the Trustees pursuant to this Section, the Issuer’s obligations under Section 7.09 shall continue for the benefit of the retiring Trustee.

SECTION 7.12 Successor Trustee by Merger. If the Trustees consolidate with, merge or convert into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustees shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustees may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustees may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustees; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustees shall have.

SECTION 7.13 Reports by Trustee to the Holders. Within 60 days after each June 30 beginning with the June 30 following the date of this Indenture, and in any event prior to June 30 in each year, and for so long as Notes remain outstanding, the US Trustee shall mail to each holder a brief report dated as of such June 30 that substantially complies with Section 313(a) of the TIA if and to the extent required thereby. The US Trustee shall also substantially comply with Section 313(b) of the TIA.

SECTION 7.14 Eligibility; Disqualification. The US Trustee shall have a combined capital and surplus (together with its Affiliates) of at least $50 million as set forth in its most recent published annual report of condition.

SECTION 7.15 Holders’ Authorization to Trustees. By their purchase of the Notes, the holders hereby authorize and direct the Trustees to execute and deliver the Intercreditor Agreement and the Security Documents and to perform their obligations thereunder. The Trustees shall have all of the rights, protections and immunities set forth in this Indenture in connection with the Intercreditor Agreement and the Security Documents.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01 Discharge of Liability on Notes; Defeasance.

(a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustees for cancellation or (b) all of the Notes (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustees for the giving of notice of redemption by the Trustees in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the US Trustee funds in an amount sufficient to pay and discharge, without reinvestment, the entire Indebtedness on the Notes not theretofore delivered to the US Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the US Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Issuer and/or the Guarantors have paid all other sums payable under this Indenture; and

(iii) the Issuer has delivered to the Trustees an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Sections 8.01(c) and 8.02, the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture (with respect to the holders of the Notes) (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.14 and the operation of Section 5.01 for the benefit of the Noteholders, and Sections 6.01(c), 6.01(d) and Sections 6.01(e) and 6.01(f) (with respect to Significant Subsidiaries of the Issuer only), 6.01(g), 6.01(h), 6.01(i) and 6.01(j) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor with respect to the Notes and the Security Documents shall be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e) and 6.01(f) (with respect only to Significant Subsidiaries), 6.01(g), 6.01(h), 6.01(i) or 6.01(j) or because of the failure of the Issuer to comply with Section 5.01.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustees shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, Article VII, including, without limitation, Sections 7.09 and 7.10 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.09 and 8.05 shall survive such satisfaction and discharge.

SECTION 8.02 Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits in trust with the US Trustee cash in United States Dollars or U.S. Government Obligations, or a combination thereof, (the principal of and the interest on which will be sufficient) or a combination thereof in an amount sufficient, to pay, without reinvestment, the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date;

(ii) the Issuer delivers to the US Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) no Default or Event of Default shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowings);

(iv) such legal defeasance option or covenant defeasance option will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(v) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustees an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax or Canadian federal, provincial or territorial income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax or

Canadian federal, provincial or territorial income tax (including withholding tax) on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the US Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustees for the giving of notice of redemption by the US Trustee in the name, and at the expense, of the Issuer and the Issuer has irrevocably deposited or caused to be deposited with the US Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the US Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be;

(vi) such exercise does not impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustees an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax or Canadian federal, provincial or territorial income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax or Canadian federal, provincial or territorial income tax (including withholding tax) on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(viii) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Intercreditor Agreement, the Credit Agreement Documents or any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound (other than resulting with respect to any indebtedness being deferred from any borrowing of funds to be applied to make the deposit required to effect such legal defeasance or covenant defeasance and any similar or simultaneous deposit relating to such indebtedness and the granting of liens herewith); and

(ix) the Issuer delivers to the Trustees an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b) Before or after a deposit, the Issuer may make arrangements satisfactory to the US Trustee for the redemption of such Notes at a future date in accordance with Article III.

SECTION 8.03 Application of Trust Money. The US Trustee shall hold in trust money (including proceeds thereof) deposited with them pursuant to this Article VIII. It shall apply the deposited money through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

SECTION 8.04 Repayment to Issuer. Each of the Trustees and each Paying Agent shall promptly turn over to the Issuer upon request any money held by it as provided in this Article which, in the written opinion of nationally recognized firm of independent public accountants delivered to the US Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the US Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuer for payment as general creditors, and the US Trustee and each Paying Agent shall have no further liability with respect to such monies; provided, however, that the US Trustee or Paying Agents before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.05 Reinstatement. If the US Trustee or any Paying Agent is unable to apply any money in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the US Trustee or any Paying Agent are permitted to apply all such money in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the holders of such Notes to receive such payment from the money held by the US Trustee or any Paying Agent.

ARTICLE IX

AMENDMENTS AND WAIVERS

SECTION 9.01 Without Consent of the Holders.

(a) The Issuer and the Trustees may amend this Indenture, the Security Documents, the Intercreditor Agreement or the Notes without notice to or consent of any holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to provide for the assumption by a Successor Issuer of the obligations of the Issuer under this Indenture and the Notes;

(iii) to provide for the assumption by a Successor Guarantor of the obligations of a Guarantor under this Indenture and the Security Documents;

(iv) to add a Guarantor with respect to the Notes pursuant to Section 4.10;

(v) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code;

(vi) to conform the text of this Indenture, the Notes, the Security Documents, or the Intercreditor Agreement to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Security Documents or the Intercreditor Agreement;

(vii) to add a Guarantor with respect to the Notes or to add Collateral to secure the Notes;

(viii) to release Collateral as permitted by this Indenture or the Intercreditor Agreement;

(ix) to add additional secured creditors holding Other Second Lien Obligations so long as such obligations are not prohibited by this Indenture or the Security Documents;

(x) to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power herein conferred upon the Issuer;

(xi) to make any change that does not adversely affect the rights of any holder; or

(xii) to provide for the issuance of the Additional Notes, which shall have terms substantially identical in all material respects to the Initial Notes, and which shall be treated, together with any outstanding Initial Notes, as a single class of securities for all purposes under this Indenture.

(b) After an amendment under this Section 9.01 becomes effective, the Issuer shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02 With Consent of the Holders.

(a) The Issuer and the Trustees may amend this Indenture, the Notes, the Intercreditor Agreement and the Security Documents with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected, an amendment may not:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III;

(5) make any Note payable in money other than that stated in such Note;

(6) expressly subordinate the Notes to any other Indebtedness of the Issuer or any Guarantor;

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8) make any change in the provisions in the Intercreditor Agreement or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Noteholders; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

In addition, without the consent of the holders of at least 66 2/3% in aggregate principal amount of Notes then outstanding, no amendment or waiver may (a) release all or substantially all of the Collateral from the Lien of this Indenture and the Security Documents with respect to the Notes; or (b) except as expressly provided by this Indenture, modify or release the Note Guarantee of any Significant Subsidiary in any manner adverse to the Noteholders.

It shall not be necessary for the consent of the Noteholders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuer shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03 Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Noteholder or subsequent Noteholder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustees receive the notice of revocation before the date on which the Trustees receive an Officers’ Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Noteholder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustees of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustees.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.04 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the holder of the Note to deliver it to the Trustees. The Trustees may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Issuer or the Trustees so determine, the Issuer in exchange for the Note shall issue, and the US Trustee, upon receipt of an Issuer Order, shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.05 Trustee to Sign Amendments. The Trustees shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustees. If it does, the Trustees may but need not sign it. In signing such amendment, the Trustees shall be entitled to receive indemnity reasonably satisfactory to them and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and the Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

SECTION 9.06 Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.

ARTICLE X

RANKING OF NOTE LIENS

SECTION 10.01 Relative Rights. The Intercreditor Agreement defines the relative rights, as lienholders, of holders of Second Priority Liens and holders of Liens securing First Priority Lien Obligations. Nothing in this Indenture or the Intercreditor Agreement will:

(a) impair, as between the Issuer and holders of Notes, the obligation of the Issuer, which is absolute and unconditional, to pay principal of, premium and interest on Notes in accordance with their terms or to perform any other obligation of the Issuer or any other obligor under this Indenture, the Notes and the Security Documents;

(b) restrict the right of any holder to sue for payments that are then due and owing, in a manner not inconsistent with the provisions of the Intercreditor Agreement;

(c) prevent the Trustees, the Collateral Agent or any holder from exercising against the Issuer or any other obligor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the Intercreditor Agreement); or

(d) restrict the right of the Trustees, the Collateral Agent or any holder:

(1) to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to any obligor or otherwise to commence, or seek relief commencing, any insolvency or liquidation proceeding involuntarily against any obligor;

(2) to make, support or oppose any request for an order for dismissal, abstention or conversion in any insolvency or liquidation proceeding;

(3) to make, support or oppose, in any insolvency or liquidation proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;

(4) to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any insolvency or liquidation proceedings and, if appointed, to serve and act as a member of such committee without being in any respect restricted or bound by, or liable for, any of the obligations under this Article X;

(5) to seek or object to the appointment of any professional person to serve in any capacity in any insolvency or liquidation proceeding or to support or object to any request for compensation made by any professional person or others therein;

(6) to make, support or oppose any request for order appointing a trustee or examiner in any insolvency or liquidation proceedings; or

(7) otherwise to make, support or oppose any request for relief in any insolvency or liquidation proceeding that it is permitted by law to make, support or oppose:

if it were a holder of unsecured claims; or

(x) as to any matter relating to any plan of reorganization or

(y) other restructuring or liquidation plan or as to any matter relating to the administration of the estate or the disposition of the case or proceeding (in each case except as set forth in the Intercreditor Agreement).

ARTICLE XI

COLLATERAL

SECTION 11.01 Security Documents. The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Issuer pursuant to the Notes or by the Guarantors pursuant to the Note Guarantees, the payment of all other Obligations and the performance of all other obligations of the Issuer and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents are secured as provided in the Security Documents which the Issuer, the Guarantors and the Guarantors have entered into and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture. The Issuer shall, and shall cause each Restricted Subsidiary to, and each Restricted Subsidiary shall, make all filings (including filings of continuation statements and amendments to PPSA and UCC financing statements (or their equivalent) that may be necessary to continue the effectiveness of such PPSA or UCC financing statements (or their equivalent)) and take all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Issuer and its Restricted Subsidiaries) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected second priority security interest subject only to Permitted Liens.

SECTION 11.02 Collateral Agent.

(a) The Collateral Agent is authorized and empowered to appoint one or more co- Collateral Agents, or to delegate to any sub-agent, and all provisions herein shall apply to all such Persons as it deems necessary or appropriate.

(b) Subject to Section 7.01, as it relates to the Trustees and as it relates to the Collateral Agent, the co-Collateral Agents and any sub-agent thereof (with the provisions thereunder which apply to the Trustees applying equally to the Collateral Agent, the co-Collateral Agent and any sub-agent thereof) neither the Trustees nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Second Priority Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Second Priority Liens or Security Documents or any delay in doing so.

(c) The Collateral Agent will be subject to such directions as may be given it by the Trustees from time to time (as required or permitted by this Indenture); provided that in the event of conflict between directions received pursuant to the Security Documents and directions received hereunder, the Collateral Agent will be subject to directions received pursuant to the Security Documents. Except as directed by the Trustees as required or permitted by this Indenture and any other representatives or pursuant to the Security Documents, the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Second Priority Lien; or

(3) to take any other action whatsoever with regard to any or all of the Second Priority Liens, Security Documents or Collateral.

(d) The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Second Priority Liens or Security Documents.

(e) In acting as Collateral Agent or co-Collateral Agent, the Collateral Agent and each co-Collateral Agent and such sub-agent thereof may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustees under Article VII hereof.

(f) The holders of Notes agree that the Collateral Agent, each of the co-Collateral Agent and each sub-agent thereof, shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Collateral Agent by the Security Documents. Furthermore, each holder of a Note, by accepting such Note, consents to the terms of and authorizes and directs the Trustees (in each of its capacities) and the Collateral Agent to enter into and perform the Intercreditor Agreement and Security Documents in each of its capacities thereunder.

(g) If the Issuer (i) Incurs First Priority Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Priority Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii)

delivers to the Collateral Agent an Officers’ Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement in effect on the Issue Date) in favor of a designated agent or representative for the holders of the First Priority Lien Obligations so Incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement, bind the holders on the terms set forth therein and perform and observe its obligations thereunder.

SECTION 11.03 Authorization of Actions to Be Taken.

(a) Each holder of Notes, by its acceptance thereof, appoints Computershare Trust Company of Canada as its collateral agent, consents and agrees to the terms of each Security Document and the Intercreditor Agreement as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustees and the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Trustees to direct the Collateral Agent to enter into, and the Trustees and the Collateral Agent to execute and deliver the Intercreditor Agreement and authorizes and empowers the Trustees and the Collateral Agent to bind the holders of Notes and other holders of Obligations as set forth in the Security Documents to which it is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b) The Collateral Agent and the Trustees are authorized and empowered, subject to the Intercreditor Agreement, to receive for the benefit of the holders of Notes any funds collected or distributed under the Security Documents to which the Collateral Agent or Trustees are a party and to make further distributions of such funds to the holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Section 7.01 and Section 7.02 hereof, the Intercreditor Agreement and the Security Documents, the Trustees may, in their sole discretion and without the consent of the holders, direct, on behalf of the holders, the Collateral Agent to take all actions they deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Second Priority Liens;

(2) enforce any of the terms of the Security Documents to which the Collateral Agent or Trustees are a party; or

(3) collect and receive payment of any and all Obligations.

Subject to the Intercreditor Agreement, the Trustees are authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Second Priority Liens or the Security Documents to which the Collateral Agent or Trustees are a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustees are a party or this Indenture, and such suits and proceedings as the Trustees or the Collateral Agent may deem expedient to preserve or protect their interests and the interests of the holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest granted by the Security Documents or be prejudicial to the interests of holders, the Trustees or the Collateral Agent.

(d) The Collateral Agent is authorized and directed to enter into the Southwest Bundle Lenders Direct Agreement and the North Bundle Lenders Direct Agreement, and to perform its respective obligations thereunder. Upon the acquisition by the Issuer or any Guarantor (or Amalco with respect to any property held for the benefit of the Issuer or any Restricted Subsidiary) of any collateral subject to an agreement with a Gaming Authority over which security must be granted pursuant to Section 4.12 hereof, the Collateral Agent is authorized and directed to enter into such other agreements as required by such Gaming Authority in order to permit the Issuer to comply with its obligations under this Indenture. Each Noteholder, Collateral Agent, and Trustee shall be bound by and will take no actions contrary to the provisions of such Lenders Direct Agreements or such other agreements required by such Gaming Authority.

SECTION 11.04 Release of Liens.

(a) Notwithstanding anything to the contrary in the Security Documents and subject to subsections (b) and (c) of this Section 11.04, Collateral may be released from the Lien and security interest created by the Security Documents to secure the Notes and obligations under this Indenture at any time or from time to time in accordance with the provisions of the Intercreditor Agreement or as provided hereby. The applicable assets included in the Collateral shall be automatically released from the Liens securing the Notes under any one or more of the following circumstances:

(1) to enable the Issuer or any Restricted Subsidiary to consummate the disposition (other than any disposition to the Issuer or another Restricted Subsidiary) of such property or assets to a person that is not the Issuer or a Restricted Subsidiary to the extent not prohibited under Section 4.06;

(2) in respect of the property and assets of a Guarantor, upon the designation of such Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.04 and the definition of “Unrestricted Subsidiary,” and such Guarantor shall be automatically released from its obligations hereunder and under the Security Documents;

(3) in respect of the property and assets of a Guarantor, upon the release or discharge of the pledge over such property or assets granted by such Guarantor to secure the Obligations under the Credit Agreement or any other Indebtedness that resulted in the pledge to secure the Notes or the guarantee of any other Indebtedness which resulted in the obligation to become a Guarantor; and

(4) as described under Article IX.

In addition, second priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under this Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of this Indenture as described Section 8.01(a)) or (ii) a legal defeasance or covenant defeasance under Section 8.02.

In connection with any termination or release pursuant to this Section 11.04(a), the Collateral Agent shall execute and deliver to any debtors under the Security Documents, at such debtor’s expense, all documents that such debtor shall reasonably request to evidence such termination or release (including, without limitation, UCC and PPSA termination statements (or their equivalent)) and will duly assign and transfer to such debtor such of the Collateral that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to the Intercreditor Agreement, this Indenture or the Security Documents. Any execution and delivery of documents pursuant to this Section 11.04(a) shall be without recourse to or warranty by the Collateral Agent. In connection with any release pursuant to this Section 11.04(a), the applicable debtors shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC and PPSA termination statements.

Upon the receipt of an Officers’ Certificate from the Issuer, as described in Section 11.04(b) below, if applicable, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement.

(b) Notwithstanding anything herein to the contrary, in connection with any release of Collateral pursuant to Section 11.04(a) above, the Collateral Agent shall not be required to execute, deliver or acknowledge any instruments of termination, satisfaction or release unless, in each case, an Officers’ Certificate and Opinion of Counsel certifying that all conditions precedent, including, without limitation, this Section 11.04, have been met and stating under which of the circumstances set forth in Section 11.04(a) above the Collateral is being released have been delivered to the Collateral Agent on or prior to the date of such release or, in the case of the immediately preceding paragraph, the date on which the Collateral Agent executes any such instrument.

SECTION 11.05 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver, receiver-manager or trustee, lawfully appointed, the powers conferred in this Article XI upon the Issuer or the Guarantors with respect to the release, sale or other disposition of such property may be exercised by such receiver, receiver-manager or trustee, and an instrument signed by such receiver, receiver-manager or trustee shall be deemed the equivalent of any similar instrument of the Issuer or the Guarantors or of any officer or officers thereof required by the provisions of this Article XI; and if the Trustees or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustees or the Collateral Agent.

SECTION 11.06 Release Upon Termination of the Issuer’s Obligations. In the event (i) that the Issuer delivers to the Trustees, in form and substance acceptable to them, an Officers’ Certificate and Opinion of Counsel certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Issuer’s obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, or (ii) a discharge, legal defeasance or covenant defeasance of this Indenture occurs under Article VIII, the Trustees shall deliver to the Issuer and the Collateral Agent a notice stating that the Trustees, on behalf of the holders, disclaim and give up any and all rights the Trustees have in or to the Collateral, and any rights the Trustees have under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustees and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

SECTION 11.07 Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Issuer to designate Indebtedness for the purposes of the terms First Priority Lien Obligations or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation provides in writing that such First Priority Lien Obligations are permitted under this Indenture and is signed on behalf of the Issuer by an Officer and delivered to the Trustees, the Collateral Agent and BNY Trust Company of Canada, as collateral agent under the Credit Agreement Documents. For all purposes hereof and the Intercreditor Agreement, the Issuer hereby designates the Obligations pursuant to the Credit Agreement as in effect on the Issue Date as First Priority Lien Obligations.

ARTICLE XII

GUARANTEE

SECTION 12.01 Guarantee.

(a) Each Guarantor shall jointly and severally, irrevocably and unconditionally guarantee, on a second-priority secured basis, as a primary obligor and not merely as a surety, to each holder and to the Trustees and their successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture (including obligations to the Trustees) and the Notes, whether for payment of principal of, premium, if any, or interest on in respect of the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor shall further agree that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor shall waive presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor shall waive notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any holder or the Trustees to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder or the Trustees for the Guaranteed Obligations of each Guarantor; (v) the failure of any holder or Trustees to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 12.02(b). Each Guarantor shall waive any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed.

(c) Each Guarantor shall waive any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor shall waive any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor shall further agree that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustees to any security held for payment of the Guaranteed Obligations.

(e) The Note Guarantee of each Guarantor shall be, to the extent and in the manner set forth in Article XII, equal in right of payment to all existing and future pari passu Indebtedness, senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Secured Indebtedness of the relevant Guarantor and shall be made subject to such provisions of this Indenture.

(f) Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Trustees to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(g) Each Guarantor shall agree that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor shall further agree that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustees upon the bankruptcy or reorganization of the Issuer or otherwise.

(h) In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustees have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor shall promise to and shall, upon receipt of written demand by the Trustees, forthwith pay, or cause to be paid, in cash, to the holders or the Trustees an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer to the holders and the Trustees.

(i) Each Guarantor shall agree that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor shall further agree that, as between it, on the one hand, and the holders and the Trustees, on the other hand, the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby.

(j) Each Guarantor shall also agree to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by the Trustees or any holder in enforcing any rights under this Section 12.01.

(k) Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the Obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer, or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 12.01(k) shall in no respect limit the obligations and liabilities of each Guarantor to the Trustees and the holders and each Guarantor shall remain liable to the Trustees and the holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 12.02 Limitation on Liability.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) A Note Guarantee as to any Subsidiary that executes a supplemental indenture in accordance with Section 4.10 hereof and provides a guarantee shall terminate and be of no further force or effect and such Guarantor shall be deemed to be released from all obligations under this Article XII upon:

(i) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Wholly Owned Restricted Subsidiary), of the applicable Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture;

(ii) the Issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;

(iii) the release or discharge of the pledge by such Guarantor of the Credit Agreement or other Indebtedness or the guarantee of any other Indebtedness which resulted in the obligation to guarantee the Notes; and

(iv) the Issuer’s exercise of its legal defeasance option or covenant defeasance option under Article VIII or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture.

A Note Guarantee as to any Subsidiary also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

SECTION 12.03 Successors and Assigns. This Article XII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustees and the holders and, in the event of any transfer or assignment of rights by any holder or the Trustees, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 12.04 No Waiver. Neither a failure nor a delay on the part of either the Trustees or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustees and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

SECTION 12.05 Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustees, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 12.06 Execution of Supplemental Indenture for Future Note Guarantors. Each Subsidiary and other Person which is required to become a Guarantor of the Notes pursuant to Section 4.10 shall promptly execute and deliver to the Trustees a joinder to the Intercreditor Agreement and the Security Documents and a supplemental indenture in the form of Exhibit C hereto pursuant to which such Subsidiary or other Person shall become a Guarantor under this Article XII and shall guarantee the Notes. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustees an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary or other Person and is a valid and binding obligation of such guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustees may reasonably request.

SECTION 12.07 Non-Impairment. The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01 [Intentionally Omitted.]

SECTION 13.02 Notices.

(a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Issuer or a Guarantor:

Gateway Casinos & Entertainment Limited

4331 Dominion Street

Burnaby, British Columbia V5G 1C7

Canada

Facsimile: 604-412-0117

Attn: Chief Legal Officer

if to the Canadian Trustee:

Computershare Trust Company of Canada

100 University Avenue, 11th Floor

Toronto, Ontario, M5J 2Y1

Canada

Facsimile No.: (416) 981-9777

Attention: Manager, Corporate Trust Services

If to the US Trustee:

Computershare Trust Company, N.A.

Corporate Trust Dept.

8742 Lucent Boulevard, Suite 225

Highlands Ranch, Colorado 80129

United States of America

Facsimile No.: 303-262-0608

Attention: Corporate Trust – Gateway

if to the Collateral Agent:

Computershare Trust Company of Canada

100 University Avenue, 11th Floor

Toronto, Ontario, M5J 2Y1

Canada

Facsimile No.: (416) 981-9777

Attention: Manager, Corporate Trust Services

The Issuer or the Trustees by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Any notice or communication furnished to a holder in any other manner directed by such holder (email, facsimile, etc.) shall be sufficiently given if furnished pursuant to such directions.

(c) Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustees are effective only if received.

SECTION 13.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustees to take or refrain from taking any action under this Indenture, the Intercreditor Agreement or the Security Documents, the Issuer shall furnish to the Trustees:

(a) an Officers’ Certificate (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel (which must include the statements set forth in Section 13.4 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 13.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 13.05 When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustees shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustees know are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.06 Rules by Trustee, Paying Agent and Registrar. The Trustees may make reasonable rules for action by or a meeting of the holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

SECTION 13.07 Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 13.08 GOVERNING LAW. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.09 No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or of any Guarantor or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.10 Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind its successors. All agreements of the Trustees in this Indenture shall bind its successors.

SECTION 13.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 13.12 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.13 Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 13.14 Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 13.15 Intercreditor Agreement. The terms of this Indenture are subject to the terms of the Intercreditor Agreement.

SECTION 13.16 Agent for Service; Submission to Jurisdiction; Waiver of Immunities. By the execution and delivery of this Indenture, the Issuer (i) acknowledges that it has, by separate written instrument, designated and appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 as its authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Note Guarantees or this Indenture (but for that purpose only) that may be instituted in any U.S. federal or state court located in the Borough of Manhattan in The City of New York, or brought under federal or state securities laws, and acknowledges that CT Corporation System has accepted such designation, (ii) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding, and (iii) agrees that service of process upon CT Corporation System and written notice of said service to it (mailed or delivered to its Chief Financial Officer at its principal office in Burnaby, British Columbia as specified in Section 13.02 hereof), shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Notwithstanding the foregoing, the Issuer reserves the right to appoint another Person located or with an office in the Borough of Manhattan, The City of New York, selected in its discretion, as a successor authorized agent, and upon acceptance of such consent to service of process by such a successor the designation of the prior authorized agent shall terminate. The Issuer shall give notice to the Trustees and all Holders of the designation by them of a successor authorized agent. If for any reason the authorized agent ceases to be able to act as the authorized agent or to have an address in the Borough of Manhattan, The City of New York, the Issuer will designate a successor authorized agent in accordance with the preceding sentence. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect so long as this Indenture shall be in full force and effect.

To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this Indenture and the Notes, to the extent permitted by law.

SECTION 13.17 Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustees, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

SECTION 13.18 Conversion of Currency. The Issuer covenants and agrees that if, in connection with this Indenture or the Notes, for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Issuer will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

SECTION 13.19 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the US Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the US Trustee. The parties to this Indenture agree that they will provide the US Trustee with such information as it may request in order for the US Trustee to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.20 Calculations. The Issuer will be responsible for making all calculations called for under this Indenture or the Notes. The Issuer will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on holders. The Issuer will provide a schedule of its calculations to the Trustees when applicable, and the Trustees are entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Trustees will deliver a copy of any such schedule to any holder upon the written request of such holder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

By:	/s/ Tony Santo
Name: Tony Santo
Title: Chief Executive Officer

By:	/s/ Gabriel de Alba
Name: Gabriel de Alba
Title: Executive Chairman

[Indenture]

GUARANTORS:

0998282 B.C. LTD.

By:	/s/ Tony Santo
Name: Tony Santo
Title: Authorized Signatory

By:	/s/ Gabriel de Alba
Name: Gabriel de Alba
Title: Executive Chairman

SOUTH SURREY PROJECTS INC.

By:	/s/ Tony Santo
Name: Tony Santo
Title: Authorized Signatory

By:	/s/ Gabriel de Alba
Name: Gabriel de Alba
Title: Executive Chairman

427967 B.C. LTD.

By:	/s/ Tony Santo
Name: Tony Santo
Title: Authorized Signatory

By:	/s/ Gabriel de Alba
Name: Gabriel de Alba
Title: Executive Chairman

[Indenture]

BOARDWALK GAMING SQUAMISH INC.

By:	/s/ Tony Santo
Name: Tony Santo
Title: Authorized Signatory

By:	/s/ Gabriel de Alba
Name: Gabriel de Alba
Title: Executive Chairman

NEWTON SQUARE PROPERTIES LTD.

By:	/s/ Tony Santo
Name: Tony Santo
Title: Authorized Signatory

By:	/s/ Gabriel de Alba
Name: Gabriel de Alba
Title: Executive Chairman

1101222 B.C. LTD.

By:	/s/ Tony Santo
Name: Tony Santo
Title: Authorized Signatory

PLAYTIME GAMING GROUP INC.

By:	/s/ Tony Santo
Name: Tony Santo
Title: Authorized Signatory

[Indenture]

GATEWAY CASINOS & ENTERTAINMENT ONTARIO LIMITED

By:	/s/ James Chen
Name: James Chen
Title: Authorized Signatory

[Indenture]

COMPUTERSHARE TRUST COMPANY, N.A.,
not in its individual capacity, but solely as US Trustee

By:	/s/ Michael A. Smith
Name: Michael A. Smith
Title: Trust Officer

Signature Page - Indenture

COMPUTERSHARE TRUST COMPANY OF CANADA, not in its individual capacity, but solely as Canadian Trustee

By:	/s/ Mircho Mirchev
Name: Mircho Mirchev
Title: Corporate Trust Officer

By:	/s/ Judy Kang
Name: Judy Kang
Title: Corporate Trust Officer

COMPUTERSHARE TRUST COMPANY OF CANADA, not in its individual capacity, but solely as Canadian Agent

By:	/s/ Mircho Mirchev
Name: Mircho Mirchev
Title: Corporate Trust Officer

By:	/s/ Judy Kang
Name: Judy Kang
Title: Corporate Trust Officer

[Indenture]

SCHEDULE 1.01

EXCLUDED ASSETS

#4	HEAD OFFICE ADMIN BUILDING - 4601 / 4621 Canada Way, Burnaby, BC

	Ownership	Leasehold

	Tenant	Gateway Casinos & Entertainment Limited (Reg. No. A80587)

	Landlord	391102 B.C. Ltd.

	Premises	Third floor of a four-storey building containing approximately 0.156 ha with two outside patios having an area of 79.5m2 and 79.7m2, respectively, as shown on Leasehold Plan EPP5374.

	Is Lease Registered	Yes

	Registration No. of Lease	CA1799337

	Registration Date of Lease	November 10, 2010

	Legal Description of Lands which Lease relates to or is registered against:	Parcel Identifier: 018-651-721 Lot A Block 2 District Lot 73 Group 1 NWD Plan LMP14893

	List of Lease Documents	1) Lease dated November 1, 2007 2) Assignment of Tenant’s Interest in Lease dated September 16, 2010 3) Short Form Lease dated November 9, 2010 4) Surrender of Lease dated July 14, 2014

	Notes/Comments	Registered Lease based on short form of lease. Lease has been surrendered, however, tenant still in possession pending relocation of office to 4250 Manor Street (4A below)

4A	OFFICE / WAREHOUSE SPACE - 4250 Manor Street, Burnaby, BC

	Ownership	Leasehold

	Tenant	Gateway Casinos & Entertainment Limited

	Landlord	4250 Manor Street Ltd.

	Premises	Office space comprising 6520 square feet and warehouse space comprising 33,598 square feet.

	Is Lease Registered	No (Not at this time.)

	Registration No. of Lease	N/A

	Registration Date of Lease	N/A

	Legal Description of Lands which Lease relates to or is registered against:	Parcel Identifier : 003-088-383 Lot “J” District Lot 70 Group 1 New Westminster District Plan 24083

	List of Lease Documents	1) Offer to lease dated December 17, 2015 2) Draft Lease dated May 1, 2016 (under negotiation)

	Notes/Comments:	Lease is still under negotiation and not yet signed by the parties.

[Indenture]

#12	CHANCES PLAYTIME (ABBOTSFORD) - 30835 Peardonville Road, Abbotsford, BC

	Ownership	Freehold

	Registered Owner	Abby Properties Ltd. (Inc. No. 0752552)

	Beneficial Owner	Playtime Gaming Group Inc. (as to 69.34%) 0752529 B.C. Ltd. (as to 30.66%) (Non-Playtime Entity)

	Nominee Agreement	April 3, 2006

	Title No.	BB14095

	Legal Description	Parcel Identifier: 023-889-985 Lot 1 Section 24 Township 13 NWD Plan LMP34910, Except Plan BCP33641

#16	LAKE CITY PENTICTON CASINO - 21 Lakeshore Drive West Penticton, BC

	Ownership	Leasehold

	Tenant	Gateway Casinos & Entertainment Limited (A80587)

	Landlord	Penticton Lakefront Resort Corporation

	Premises	Portions of the Ground Floor and Second Floor containing approximately 1983.7m2 as shown on Reference Plan KAP88336

	Is Lease Registered	Yes

	Registration No of Lease	LB271541, transferred by Nos. CA1734578 and CA1734684

	Registration Date of Lease	January 9, 2009

	Legal Description of Lands which Lease relates to or is registered against:	Parcel Identifier: 024-441-619 Lot A District Lots 202 and 211S Similkameen Division Yale District Plan KAP63701

List of Lease Documents

1)  Agreement to Lease dated November 19, 1999

2)  Lease Agreement made effective May 1, 2000

3)  Consent and Assignment dated June 3, 2002

4)  Lease Modification Agreement effect November 11, 2005

5)  Short Form Lease LB271541 dated May 29, 2008

6)  Letter Agreement dated March 1, 2008

7)  Letter dated June 9, 2010 re First Renewal Term

8)  Assignment of Tenant’s Interest in Lease dated September 16, 2010

9)  Consent to Assignment of Lease dated September 16, 2010 by Landlord;

10)  Letter dated August 9, 2013 re renewal of the Lease and inconsistencies

11)  Letter dated April 15, 2014 re Second Renewal Term

12)  Modification Agreement June 19, 2000 effective May 15, 2000 [note copy of this was not available]

	Notes/Comments	Registered lease is short form of lease.

[Indenture]

SCHEDULE 4.17

POST-CLOSING OBLIGATIONS

Documents to be obtained:

The following items are not required to be delivered on the Issue Date, but rather the Issuer shall use commercially reasonable efforts to obtain fully signed copies of same substantially in the settled form (except as noted below) within 120 days of the Issue Date:

1. Landlord Consent and Non-Disturbance Agreement from DHL No. 48 Holdings Ltd. and Delta Hotels No. 48 Limited Partnership (re: Property #19, Lake City Kelowna Casino).

2. 1st Lien Priority Agreement (including consent) with Nellis/Yelle/Bolen re: Mortgage CA4898937 (re: Property #23, Courtenay)

3. 2nd Lien Priority Agreement (including consent) with Nellis/Yelle/Bolen re: Mortgage CA4898937 (re: Property #23, Courtenay)

4. Consent and Acknowledgment Agreement from The Corporation of the City of Courtenay consenting to the grant of the charge pursuant to the option to purchase agreement (re: Property #23, Courtenay).

5. Short form lease evidencing the Issuer’s leasehold interest in the lands subject to the Lease Agreement dated May 4, 2016 with The Corporation of the City of Penticton (re: Property #26, New Penticton Casino). The form of such short form lease shall be prepared and negotiated with the City of Penticton post-closing.

6. Landlord Consent and Acknowledgment Agreement from The Corporation of the City of Penticton (re: Property #26, New Penticton Casino).

7. Landlord Consent and Acknowledgment Agreement from West Edmonton Mall Property Inc. (re: Property #27, Palace Casino Edmonton).

8. Landlord Consent and Acknowledgment Agreement from Ice District (10204-100 Avenue) Corp. (re: Property #28, Grand Villa Edmonton).

9. Consent and Acknowledgment Agreement from the City of Langley re Cascades Convention Centre.

10. Grant of a debenture in the settled form against:

(a)	Property #19, Lake City Kelowna Casino;

(b)	Property #23, Courtenay;

(c)	Property #26, New Penticton Casino;

(d)	Property #27, Palace Casino Edmonton; and

(e)	Property #28, Grand Villa Edmonton.

[Indenture]

Registrations to be made:

The following items are not required to be registered on the Issue Date, but rather the Issuer shall use commercially reasonable efforts to register same in the settled form (except as noted below) within 120 days of the Issue Date:

11. Registration of the short form lease evidencing the Issuer’s leasehold interest in the lands subject to the Lease Agreement dated May 4, 2016 with The Corporation of the City of Penticton (re: Property #26, New Penticton Casino). The form of such short form lease shall be prepared and negotiated with City of Penticton post-closing.

12. Registration of a debenture in the settled form against:

(a)	Property #19, Lake City Kelowna Casino;

(b)	Property #23, Courtenay;

(c)	Property #26, New Penticton Casino;

(d)	Property #27, Palace Casino Edmonton; and

(e)	Property #28, Grand Villa Edmonton.

Capitalized terms used and not defined herein shall have the meanings given to such terms in the Indenture.

[Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL SECURITIES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Beneficial Holder” means any Person who holds a beneficial interest in a Global Note as shown on the books of the Depositary or an Agent Member.

“Clearstream” means Clearstream Banking, societe anonyme, Luxembourg.

“Definitive Note” means a certificated Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” or “DTC” The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means Euroclear System.

“Global Notes Legend” means the legend set forth under that caption in the applicable Exhibit to this Indenture.

“Initial Purchasers” means Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp., Macquarie Capital (USA) Inc., CIBC World Markets Corp., National Bank of Canada Financial Inc. and ING Financial Markets LLC.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the US Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.3(f)(i) herein.

“Restricted Period” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustees, and (b) the Issue Date.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes initially offered and sold to persons reasonably believed to be QIBs in reliance on Rule 144A.

Appendix A-1

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

1.2 Other Definitions.

Term:	Defined in Section:
Agent Members	2.2	(b)
Global Notes	2.1	(b)
Regulation S Global Notes	2.1	(b)
Rule 144A Global Notes	2.1	(b)

2. The Notes.

2.1 Form and Dating; Global Notes.

(a) The Initial Notes issued on the date hereof will be (i) privately placed by the Issuer pursuant to the Offering Memorandum and (ii) sold, initially only to (1) persons reasonably believed to be QIBs in reliance on Rule 144A, (2) persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S and (3) persons reasonably believed to be “accredited investors” as defined in Section 1.1 of National Instrument 45-106 - Prospectus Exemptions or, if in Ontario, section 73.3(1) of the Securities Act (Ontario), as applicable. Such Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more agreements in accordance with applicable law.

(b) Global Notes.

(i) Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Global Notes”), which shall be registered in the name of the Depositary or the nominee of the Depositary for the accounts of Agent Members who are designated agents holding on behalf of Euroclear or Clearstream.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, in each case for credit to an account of an Agent Member, (ii) be delivered to the US Trustee as custodian for such Depositary and (iii) bear the Restricted Notes Legend.

Appendix A-2

2.2 Issue Of Global Notes.

(a) The Issuer may specify that the Notes of a series are to be issued in whole or in part as one or more Global Notes registered in the name of a Depositary, or its nominee, designated by the Issuer in the Issuer Order at the time of issue of such Notes, and in such event the Issuer shall execute and the US Trustee shall certify and deliver one or more Global Notes that shall:

(i) represent an aggregate amount equal to the principal amount of the outstanding Notes of such series to be represented by one or more Global Notes;

(ii) be delivered by the US Trustee to such Depositary or pursuant to such Depositary’s instructions; and

(iii) bear the Global Notes Legend.

(b) Each Depositary designated for a Global Note must, at the time of its designation and at all times while it serves as such Depositary, be a clearing agency registered or designated under the securities legislation of the jurisdiction where the Depositary has its principal offices.

(i) Members of, or direct or indirect participants in, the Depositary (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the US Trustee as custodian for the Agent Members, or under the Global Notes. The Depositary may be treated by the Issuer, the Trustees and any agent of the Issuer or the Trustees as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustees or any agent of the Issuer or the Trustees from giving effect to any written certification, proxy or other authorization furnished by the Depositary, or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(ii) Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depositary and the provisions of Section 2.3. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depositary (1) or the Issuer notifies the Trustees that the Depositary is unwilling or unable to continue as depository for such Global Note and the Issuer thereupon fails to appoint a successor depository or (2) has ceased to be a clearing agency registered under the Exchange Act or (y) there shall have occurred and be continuing an Event of Default with respect to such Global Note and the Depository advises the Trustees that it has received written notification from Agent Members, acting on behalf of beneficial owners representing in the aggregate more than 50% of the aggregate principal amount of outstanding Notes, that the continuance of the book-entry-only system is no longer in the best interests of such beneficial owners. Global Notes may be transferred if the Issuer gives notice to the Depositary that it is unwilling or unable to continue to have the Depositary hold the Notes as book-entry only or that it desires or has processed an entitlement requiring a withdrawal of the Notes; Global Notes may be transferred if required by applicable law; or Global Notes may be transferred if the book-entry system ceases to exist. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary in accordance with its customary procedures.

Appendix A-3

(iii) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (b)(ii) of this Section 2.2, such Global Note shall be deemed to be surrendered to the Trustees for cancellation, and the Issuer shall execute, and the US Trustee, upon receipt of an Issuer Order, shall authenticate and make available for delivery, to each beneficial owner identified by the Depositary in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv) Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 3.2 shall, except as otherwise provided in Section 3.2, bear the Restricted Notes Legend.

(v) Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(vi) The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

(vii) Whenever this Indenture requires or permits actions to be taken based upon instructions or directions of holders of Notes evidencing a specified percentage of the outstanding Notes, the Depositary shall be deemed to be counted in that percentage only to the extent that it has received instructions to such effect from the Beneficial Holders or the Agent Members, and has delivered such instructions to the Trustees.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.2(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.2(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.3(b).

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depositary. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.3(b)(i).

Appendix A-4

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.3(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depositary in accordance with the applicable rules and procedures of the Depositary directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depositary containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note pursuant to Section 2.3(g).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 3.3(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv) Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.3(b)(ii) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so reasonably (other than in the case of a transfer to a QIB pursuant to Rule 144A) requests or if the applicable rules and procedures of the Depositary so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global

Appendix A-5

Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuer Order and an Officers’ Certificate in accordance with Section 2.01 of this Indenture, the US Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.2(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.2(b)(ii). In any case, beneficial interests in Global Notes transferred pursuant to this subsection shall be transferred or exchanged only for Definitive Notes.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i) Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;

(B) if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(C) if such Transfer Restricted Definitive Note is being transferred to a Non U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(D) if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(E) [reserved]; or

(F) if such Transfer Restricted Definitive Note is being transferred to the Issuer or a Subsidiary thereof, a certificate from such holder in the form attached to the applicable Note; the US Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

Appendix A-6

(ii) Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so reasonably (except in the case of a transfer to a QIB pursuant to Rule 144A) requests or if the applicable rules and procedures of the Depositary so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the US Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuer Order and an Officers’ Certificate, the US Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the US Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuer Order and an Officers’ Certificate, the US Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv) Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

Appendix A-7

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.3(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.3(e).

(i) Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C) if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D) [reserved]; and

(E) if such transfer will be made to the Issuer or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii) Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so reasonably requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

Appendix A-8

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(iv) Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

(f) Legend.

(i) Except as permitted by the following paragraph (iii) or (iv), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER, THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE

Appendix A-9

SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE SECURITY EVIDENCED HEREBY. THE HOLDER HEREOF BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE ISSUER THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OR (2) NOT A US PERSON AND IS OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (k)(2)(I) OF RULE 902 UNDER REGULATION S UNDER THE SECURITIES ACT”

“THE TERMS OF THIS SECURITY ARE SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT, DATED FEBRUARY 22, 2017, BY AND AMONG BNY TRUST COMPANY OF CANADA, AS FIRST LIEN AGENT, COMPUTERSHARE TRUST COMPANY OF CANADA AND COMPUTERSHARE TRUST COMPANY, N.A., AS TRUSTEES AND THE OTHER PARTIES THERETO FROM TIME TO TIME.”

Each Regulation S Note shall bear the following additional legend:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

Each Definitive Note shall bear the following additional legends:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii) Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(iv) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend (other than the portion thereof relating to the Intercreditor Agreement).

Appendix A-10

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the US Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such increase.

(h) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the US Trustee, upon receipt of an Issuer Order, shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustees, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, (if any) and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustees, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i) No Obligation of the Trustees.

(i) The Trustees shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustees may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

Appendix A-11

(ii) The Trustees shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-12

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Restricted Notes Legend]

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER, THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF

APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE SECURITY EVIDENCED HEREBY. THE HOLDER HEREOF BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE ISSUER THAT IT IS 220 (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OR (2) NOT A US PERSON AND IS OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (k)(2)(I) OF RULE 902 UNDER REGULATION S UNDER THE SECURITIES ACT.”

“THE TERMS OF THIS SECURITY ARE SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT, DATED FEBRUARY 22, 2017, BY AND AMONG BNY TRUST COMPANY OF CANADA, AS FIRST LIEN AGENT, COMPUTERSHARE TRUST COMPANY OF CANADA AND COMPUTERSHARE TRUST COMPANY, N.A., AS TRUSTEES AND THE OTHER PARTIES THERETO FROM TIME TO TIME.”

[Definitive Notes Legend]

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

FORM OF INITIAL NOTE

No. [ ]	144A CUSIP No. 36760BAE9 144A ISIN No. CA36760BAE92 REG S CUSIP No. C36062AC8 REG S ISIN No. USC36062BAC89

8.250% Second Priority Senior Secured Note due 2024

GATEWAY CASINOS & ENTERTAINMENT LIMITED, a Canadian corporation, promises to pay to Cede & Co. or its registered assigns the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on February 22, 2024.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

By:
Name:
Title:

Dated: [             ]

US TRUSTEE’S CERTIFICATE

OF AUTHENTICATION

COMPUTERSHARE TRUST COMPANY, N.A.

as US Trustee, certifies that this is

one of the Notes referred to in the Indenture.

By:
Authorized Signatory

*/

If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL SECURITIES—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY.”

[FORM OF REVERSE SIDE INITIAL NOTE]

8.250% Second-Priority Senior Secured Note Due 2024

1. Interest

GATEWAY CASINOS & ENTERTAINMENT LIMITED, a Canadian corporation (such entities, and their successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semiannually on March 1 and September 1 of each year (each an “Interest Payment Date”), commencing September 1, 20171. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from February 22, 20172, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on February 15 or August 15 (each a “Record Date”) next preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a United States dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the US Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the US Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, Computershare Trust Company, N.A. (the “US Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

[1]	For the Initial Notes. Update for any Additional Notes.
[2]	For the Initial Notes. Update for any Additional Notes.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of February 22, 2017 (the “Indenture”) among the Issuer, the Trustees, the Collateral Agent and the Guarantors. The terms of the

Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions.

The Notes are second priority senior secured obligations of the Issuer. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes issued in exchange for the Initial Notes or any Additional Notes pursuant to the Indenture. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of the Issuer and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuer and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, and any Guarantor that executes a Note Guarantee will unconditionally guarantee the Guaranteed Obligations on a second priority senior secured basis pursuant to the terms of the Indenture.

5. Optional Redemption

On or after March 1, 2020, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Period	Redemption Price
2020	104.125%
2021	102.750%
2022	101.375%
2023 and thereafter	100.000%

In addition, prior to March 1, 2020 the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustees.

Notwithstanding the foregoing, at any time and from time to time on or prior to March 1, 2020, the Issuer may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 108.250%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 60% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption of the Notes (including upon an Equity Offering or in connection with another transaction (or series of related transactions)), may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering or other transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all of such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

In addition, the Notes are subject to redemption and/or mandatory disposition pursuant to Sections 3.09 (Gaming Redemption) and 3.10 (Tax Redemption) of the Indenture.

6. Mandatory Redemption

Except as set forth in the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Notice of Redemption

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at his, her or its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date, interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8. Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture.

In the event that holders of not less than 90% of the principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described below, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer will have the right, on not less than 30 and not more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at the purchase price specified in the Change of Control Offer plus, to the extent not included in the purchase price specified in the Change of Control Offer, accrued and unpaid interest thereon, to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date falling on or prior to the redemption date).

In accordance with Section 4.06 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events.

9. Ranking and Collateral

These Notes and any Note Guarantee by a Guarantor will be secured by a second-priority security interest in the Collateral pursuant to certain Security Documents. The Second Priority Liens upon any and all Collateral are, to the extent and in the manner provided in the Intercreditor Agreement, subordinate in ranking to all present and future Liens securing First Priority Lien Obligations and will be of equal ranking with all present and future Liens securing Other Second Lien Obligations as set forth in the Intercreditor Agreement.

10. Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustees may require a holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

11. Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the US Trustee and Paying Agent shall pay the money back to the Issuer at their written request unless an abandoned property law designates another Person. After any such payment, the holders entitled to the money must look to the Issuer for payment as general creditors and the US Trustee and Paying Agent shall have no further liability with respect to such monies. The US Trustee or Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

13. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the US Trustee money or U.S. Government Obligations, or a combination thereof, for the payment, without reinvestment, of principal and interest on the Notes to redemption or maturity, as the case may be.

14. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any past default or compliance with any provisions may be waived with the written consent of the holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any holder, the Issuer and the Trustees may amend the Indenture, the Security Documents, the Intercreditor Agreement or the Notes (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the Notes; (iii) to provide for the assumption by a Successor Guarantor of the obligations of a Guarantor under the Indenture and the Security Documents; (iv) to add a Guarantor with respect to the Notes pursuant to Section 4.10 of the Indenture; (v) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code (vi) to conform the text of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement; (vii) to add a Guarantor with respect to the Notes or to add Collateral to secure the Notes; (viii) to add additional covenants of the Issuer for the benefit of the holders or to surrender rights and powers conferred on the Issuer; (ix) to make any change that does not adversely affect the rights of any holder; (x) to provide for the issuance of the Additional Notes; (xi) to release Collateral as permitted by the Indenture or the Intercreditor Agreement; or (xii) to add additional secured creditors holding Other Second Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents.

15. Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) and is continuing, the Trustees or the holders of at least 25% in principal amount of the outstanding Notes, in each case, by notice to the Issuer, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustees or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustees shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustees indemnity or security against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustees notice that an Event of Default is continuing, (ii) the holders of at least 25% in principal amount of the outstanding Notes have requested the Trustees in writing to pursue the remedy, (iii) such holders have offered the Trustees security or indemnity against any loss, liability or expense, (iv) the Trustees have not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustees a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees or of exercising any trust or power conferred on the Trustees. The Trustees, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustees determine is unduly prejudicial to the rights of any other holder or that would involve the Trustees in personal liability. Prior to taking any action under the Indenture, the Trustees shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

16. Trustee Dealings with the Issuer

Subject to certain limitations, the Trustees under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or of any Guarantor or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

18. Authentication

This Note shall not be valid until an authorized signatory of the US Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. Governing Law

THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21. CUSIP Numbers; ISINs

The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustees to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

22. Holders’ Authorization to Trustees

By their purchase of the Notes, the holders authorize and direct the Trustees to execute and deliver the Intercreditor Agreement and the Security Documents and to perform their obligations thereunder. The Trustees shall have all of the rights, protections and immunities set forth in this Indenture in connection with the Intercreditor Agreement and the Security Documents.

The Issuer will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED SECURITIES

This certificate relates to $             principal amount of Notes held in (check applicable space)

☐	book-entry or ☐ definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustees by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustees by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or

(2)	☐	to the Registrar for registration in the name of the holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustees will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5) or (6) is checked, the Issuer or the Trustees may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustees have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL SECURITIES] SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Note is $                                . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale ☐         Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000):

$ _________________

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

If Note is held through a custodian, name of the custodian through which the Note is held:

Name of Beneficial Holder: ___________________________________

DTC Custodian’s Name: ______________________________________

DTC Custodian’s Participant Number: _______________

Custodian Contact Name: ________________________________

Address:

Phone Number:

Email Address:

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                ], among [GUARANTOR] (the “New Guarantor”), a subsidiary of GATEWAY CASINOS & ENTERTAINMENT LIMITED, a Canadian corporation (together, the “Issuer”), and COMPUTERSHARE TRUST COMPANY OF CANADA, a national banking association (the “Canadian Trustee”) and COMPUTERSHARE TRUST COMPANY, N.A., a national banking association (the “US Trustee”) (collectively, the US Trustee and the Canadian Trustee being the “Trustees”), as trustees under the indenture referred to below

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustees an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of February 22, 2017, providing for the issuance of the Issuer’s Second Priority Senior Secured Notes due 2024 (the “Notes”), initially in the aggregate principal amount of $255 million;

WHEREAS Section 4.10 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustees a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustees, the Issuer and other existing Guarantors, if any, are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustees mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustees acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustees make no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:

Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:

Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., as US Trustee

By:

Name:
Title:

EXHIBIT D

[FORM OF]

INFORMATION REQUEST

[ADDRESS OF HOLDER]

Ladies and Gentlemen:

This certificate is delivered to request that you provide certain information in connection with your [ownership/beneficial ownership] of 8.250% Second Priority Senior Secured Notes due 2024 (the “Notes”) of Gateway Casinos & Entertainment Limited (the “Issuer”).

Upon receipt and pursuant to Section 3.09 of the Indenture dated February 22, 2017 governing the Notes, you are hereby requested to provide the following information within [10 business days]:

1. [REQUESTED INFORMATION]

The foregoing information has been requested by [Gaming Authority] pursuant to the authority granted by [Gaming Law]. Please mail your reply by first class mail to the address below:

Gateway Casinos & Entertainment Limited

4331 Dominion Street

Burnaby, British Columbia V5G 1C7

Canada

Facsimile: 604-412-0117

Attn: Chief Legal Officer

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IN WITNESS WHEREOF, the parties have caused this certificate to be duly executed as of the date first written above.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

By:
Name:
Title:

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